                                                                 EXHIBIT (A)(1)

                          OFFER TO PURCHASE FOR CASH
                    ALL OUTSTANDING SHARES OF COMMON STOCK
                                      OF

                      ALEXANDER & ALEXANDER SERVICES INC.

                                      AT
                             $17.50 NET PER SHARE
                                      BY

                         SUBSIDIARY CORPORATION, INC.

                         A WHOLLY OWNED SUBSIDIARY OF

                                AON CORPORATION

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
       TIME, ON TUESDAY, JANUARY 14, 1997, UNLESS THE OFFER IS EXTENDED.


  THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (i) THERE BEING VALIDLY TENDERED BY THE EXPIRATION DATE AND NOT WITHDRAWN THAT NUMBER OF SHARES OF COMMON STOCK, PAR VALUE $1.00 PER SHARE, INCLUDING THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS ("SHARES"), OF ALEXANDER & ALEXANDER SERVICES INC. (THE "COMPANY") REPRESENTING AT LEAST A MAJORITY OF THE COMBINED VOTING POWER OF THE SHARES, THE CLASS A COMMON STOCK (AS DEFINED BELOW), AND THE CLASS C COMMON STOCK (AS DEFINED BELOW) (ASSUMING THE EXERCISE OF ALL OPTIONS TO PURCHASE, AND THE CONVERSION OR EXCHANGE OF ALL SECURITIES CONVERTIBLE OR EXCHANGEABLE INTO, SHARES OUTSTANDING AT THE EXPIRATION DATE OF THE OFFER, OTHER THAN THE CONVERSION OF THE SERIES B PREFERRED STOCK (AS DEFINED BELOW)),
(ii) RECEIPT BY THE OFFEROR (AS DEFINED HEREIN) OF CERTAIN GOVERNMENTAL APPROVALS AND (iii) SATISFACTION OF CERTAIN OTHER TERMS AND CONDITIONS. SEE
SECTION 15.

  NO OFFER IS BEING MADE TO PURCHASE THE COMPANY'S CLASS A COMMON STOCK, PAR VALUE $.00001 PER SHARE ("CLASS A COMMON STOCK"), CLASS C COMMON STOCK, PAR VALUE $1.00 PER SHARE ("CLASS C COMMON STOCK"), $3.625 SERIES A CONVERTIBLE PREFERRED STOCK, PAR VALUE $1.00 PER SHARE, OR 8% SERIES B CUMULATIVE CONVERTIBLE PREFERRED STOCK, PAR VALUE $1.00 PER SHARE ("SERIES B PREFERRED STOCK") OR THE CLASS 1 SPECIAL SHARES (THE "RSC SHARES") OF REED STENHOUSE COMPANIES LIMITED, A SUBSIDIARY OF THE COMPANY ORGANIZED UNDER THE LAWS OF CANADA, RELATED TO THE CLASS A COMMON STOCK, OR THE DIVIDEND SHARES (THE "DIVIDEND SHARES") OF ALEXANDER & ALEXANDER SERVICES UK PLC, A SUBSIDIARY OF THE COMPANY ORGANIZED UNDER THE LAWS OF SCOTLAND, RELATED TO THE CLASS C COMMON STOCK. TO PARTICIPATE IN THE OFFER, HOLDERS OF THE RSC SHARES MUST REQUEST RETRACTION OF THE RSC SHARES FOR SHARES AND THEN TENDER THE SHARES RECEIVED UPON RETRACTION PURSUANT TO THE OFFER. TO PARTICIPATE IN THE OFFER, HOLDERS OF CLASS C COMMON STOCK MUST REQUEST THE CONVERSION OF THE CLASS C COMMON STOCK INTO SHARES AND THEN TENDER THE SHARES RECEIVED UPON CONVERSION PURSUANT TO THE OFFER. SEE INTRODUCTION.

  THE OFFER IS BEING MADE IN CONNECTION WITH THE AGREEMENT AND PLAN OF MERGER, DATED AS OF DECEMBER 11, 1996, AMONG AON CORPORATION, SUBSIDIARY CORPORATION, INC. AND THE COMPANY. THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE OFFER, THE MERGER AND THE MERGER AGREEMENT, HAS DETERMINED THAT THE TERMS OF EACH OF THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY'S STOCKHOLDERS AND RECOMMENDS THAT HOLDERS OF THE SHARES ACCEPT THE OFFER AND TENDER THEIR SHARES IN THE OFFER.

                                ---------------
                                   IMPORTANT

  Any stockholder desiring to tender Shares should either (i) complete and sign the Letter of Transmittal or a facsimile thereof in accordance with the instructions in the Letter of Transmittal and deliver the Letter of Transmittal with the Shares and all other required documents to the Depositary, or follow the procedure for book-entry transfer set forth in
Section 3 or (ii) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for the stockholder. Stockholders having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person if they desire to tender their Shares.

  Any stockholder who desires to tender Shares and whose certificates representing such Shares are not immediately available, or who cannot comply with the procedures for book-entry transfer on a timely basis, may tender such Shares pursuant to the guaranteed delivery procedure set forth in Section 3.

  Questions and requests for assistance or additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase.
                                ---------------
                     The Dealer Manager for the Offer is:

                            LAZARD FRERES & CO. LLC

December 16, 1996

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
Introduction..............................................................   1
1.  Terms of the Offer....................................................   3
2.  Acceptance for Payment and Payment for Shares.........................   4
3.  Procedure for Tendering Shares........................................   5
4.  Withdrawal Rights.....................................................   8
5.  Certain Federal Income Tax Consequences...............................   8
6.  Price Range of Shares; Dividends......................................   9
7.  Certain Effects of the Transaction....................................  10
8.  Certain Information Concerning the Company............................  10
9.  Certain Information Concerning Parent and the Offeror.................  12
10. Source and Amount of Funds............................................  13
11. Background of the Offer; Past Contacts, Transactions or Negotiations
    with the Company......................................................  13
12. Purpose of the Offer and the Merger; Plans for the Company............  15
13. The Merger Agreement and the Stock Purchase and Sale Agreement........  17
14. Dividends and Distributions...........................................  24
15. Certain Conditions to the Offeror's Obligations.......................  25
16. Certain Legal Matters.................................................  26
17. Fees and Expenses.....................................................  29
18. Miscellaneous.........................................................  30
Annex I. Certain Information Concerning the Directors and Executive
 Officers of Parent and the Offeror....................................... A-1

TO THE HOLDERS OF COMMON STOCK, PAR VALUE $1.00 PER SHARE, OF ALEXANDER & ALEXANDER SERVICES INC.

                                 INTRODUCTION

  Subsidiary Corporation, Inc., a Maryland corporation (the "Offeror") and a wholly owned subsidiary of Aon Corporation, a Delaware corporation (the "Parent"), hereby offers to purchase all outstanding shares of Common Stock, par value $1.00 per share (the "Common Stock"), of Alexander & Alexander Services Inc., a Maryland corporation (the "Company"), including the associated preferred stock purchase rights (the "Rights" and, together with the Common Stock, the "Shares") issued pursuant to the Rights Agreement, dated as of June 11, 1987, between the Company and First Chicago Trust Company of New York, formerly Morgan Shareholder Services Company, as Rights Agent, as amended (the "Rights Agreement"), at a purchase price of $17.50 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together constitute the "Offer"). Tendering holders of Shares will not be obligated to pay brokerage fees or commissions or, except as set forth in the Letter of Transmittal, transfer taxes on the purchase of Shares by the Offeror pursuant to the Offer. The Offeror will pay all charges and expenses of Lazard Freres & Co. LLC (the "Dealer Manager"), First Chicago Trust Company of New York (the "Depositary") and Georgeson & Company Inc. (the "Information Agent") in connection with the Offer.

  The following stock of the Company and its subsidiaries is not subject to the Offer: the Company's Class A Common Stock, par value $.00001 per share (the "Class A Common Stock"), the Company's Class C Common Stock, par value $1.00 per share (the "Class C Common Stock" and, together with the Common Stock and the Class A Common Stock, the "Company Common Capital Stock"), the Company's $3.625 Series A Convertible Preferred Stock, par value $1.00 per share (the "Series A Convertible Preferred Stock"), the Company's 8% Series B Cumulative Convertible Preferred Stock, par value $1.00 per share (the "Series B Preferred Stock"), the Class 1 special shares (the "RSC Shares") of Reed Stenhouse Companies Limited, a subsidiary of the Company organized under the laws of Canada, or the Dividend Shares (the "Dividend Shares") of Alexander & Alexander Services UK plc, a subsidiary of the Company organized under the laws of Scotland. To participate in the Offer, holders of the RSC Shares must request retraction of the RSC Shares for Shares and then tender the Shares received upon retraction pursuant to the Offer. To participate in the Offer, holders of Class C Common Stock must request the conversion of the Class C Common Stock into Shares and then tender the Shares received upon conversion pursuant to the Offer. Any questions or requests for information or assistance with retraction or conversion of the RSC Shares or the Class C Common Stock may be directed to the Information Agent in Canada at 1-800-223-2064 or in the United Kingdom at 44-171-454-7100.

  THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE OFFER, THE MERGER (AS HEREINAFTER DEFINED) AND THE MERGER AGREEMENT (AS HEREINAFTER DEFINED), HAS DETERMINED THAT THE TERMS OF EACH OF THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY'S STOCKHOLDERS, AND RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES IN THE OFFER.

  THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE HAVING BEEN VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES WHICH WILL REPRESENT NOT LESS THAN A MAJORITY OF THE COMBINED VOTING POWER OF THE SHARES OF THE COMPANY COMMON CAPITAL STOCK (ASSUMING THE EXERCISE OF ALL OPTIONS TO PURCHASE, AND THE CONVERSION OR EXCHANGE OF ALL SECURITIES CONVERTIBLE OR EXCHANGEABLE INTO, SHARES OF THE COMPANY COMMON CAPITAL STOCK OUTSTANDING AT THE EXPIRATION DATE OF THE OFFER, OTHER THAN THE CONVERSION OF THE SHARES OF THE SERIES B PREFERRED STOCK) (THE "MINIMUM CONDITION"). THE OFFER IS ALSO CONDITIONED UPON THE OFFEROR OBTAINING CERTAIN GOVERNMENTAL APPROVALS. THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS. SEE
SECTION 15.

  CS First Boston Corporation ("CS First Boston"), the Company's financial advisor, has delivered to the Company's Board of Directors its written opinion that the consideration to be received by the common stockholders of the Company pursuant to the Offer and the Merger is fair to such stockholders from a financial point of view. A copy of such opinion is contained in the Company's Statement on Schedule 14D-9 which is being distributed to the Company's stockholders.

  The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of December 11, 1996 (the "Merger Agreement"), among the Parent, the Offeror and the Company. The Merger Agreement provides that, among other things, as soon as practicable after the purchase of Shares pursuant to the Offer and the satisfaction of the other conditions set forth in the Merger Agreement and in accordance with the relevant provisions of the Maryland General Corporation Law, as amended (the "Maryland GCL"), the Offeror will be merged with and into the Company (the "Merger"). See Section 12. Following consummation of the Merger, the Company will continue as the surviving corporation (the "Surviving Corporation") and will be a wholly owned subsidiary of the Parent. At the effective time of the Merger (the "Effective Time"), each holder of a share of (i) the Common Stock, together with the related Right, (ii) the Class A Common Stock, together with the related RSC Share and related Right, or (iii) the Class C Common Stock, together with the related Dividend Share and related Right, in each case, that is issued and outstanding (other than stock of the Company owned by any subsidiary of the Company, Parent, the Offeror, or any other subsidiary of Parent or stock with respect to which appraisal rights are available and properly exercised under Maryland law), will be paid by the Surviving Corporation as consideration for the conversion of each share $17.50 (or any higher price that may be paid for each Share pursuant to the Offer) in cash, without interest thereon (the "Offer Price"). See Section 5 for a description of certain tax consequences of the Offer and the Merger.

  Concurrently with the execution of the Merger Agreement, the Parent entered into the Stock Purchase and Sale Agreement (the "Stock Purchase and Sale Agreement") with American International Group, Inc. ("AIG"). Pursuant to the Stock Purchase and Sale Agreement, and subject to the terms and conditions thereof, the Parent agreed to buy and AIG agreed to sell for $317.5 million all shares of Series B Preferred Stock owned by AIG or its subsidiaries. The Stock Purchase and Sale Agreement provides that the sale of the Series B Preferred Stock will close on the date which is two business days after Parent or any affiliate of the Parent first acquires any equity interest in the Company or any right or security convertible or exercisable into any such interest. See Section 13.

  The Merger Agreement provides that, promptly after the Offeror acquires Shares pursuant to the Offer, the Offeror will be entitled to designate at its option up to that number of directors of the Board of Directors of the Company as will make the percentage of the Company's directors designated by the Offeror equal to the aggregate voting power of the Shares held by Parent or any of its subsidiaries (assuming the exercise of all outstanding options to purchase, and the conversion or exchange of all securities convertible or exchangeable into, shares of the Company Common Capital Stock, other than the conversion of the shares of Class B Preferred Stock). The Company has agreed, at the option of Parent, either to increase the size of the Board of Directors of the Company and/or obtain the resignation of such number of directors as is necessary to enable the Offeror's designees to be elected or appointed to the Board.

  The Company has advised the Offeror that as of December 11, 1996, there were
(a) 42,812,129 Shares issued and outstanding, (b) outstanding stock options and rights to purchase not in excess of 6,700,000 Shares and (c) securities convertible or exchangeable into an aggregate of 5,805,059 Shares (including RSC Shares retractable into 1,848,526 Shares, Class C Common Stock convertible into 348,690 Shares and Series A Convertible Preferred Stock convertible into 3,607,843 Shares, but excluding the Shares issuable upon the conversion of the Series B Preferred Stock). As of the date hereof, neither the Offeror nor the Parent beneficially owns any Company Common Capital Stock (other than as a result of the Preferred Stock Purchase Agreement). If the Offeror acquires at least 27,658,595 Shares in the Offer, it will control a majority of the combined voting power of the shares of the Company Common Capital Stock (assuming the exercise of all options to purchase, and the conversion or exchange of all securities convertible or exchangeable into, shares of the Company Common Capital Stock outstanding at the expiration date of the Offer, other than the conversion of the shares of the Series B Preferred Stock). Accordingly, after the Parent purchases the Series B Preferred Stock, the Offeror would have sufficient voting power to approve the Merger without the affirmative vote of any other stockholder.

  THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

1. TERMS OF THE OFFER.

  Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Offeror will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn in accordance with Section 4. The term "Expiration Date" means 12:00 Midnight, New York City time, on Tuesday, January 14, 1997, unless the Offeror shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Offeror, shall expire.

  If the Offeror shall decide, in its sole discretion, to increase the consideration offered in the Offer to holders of Shares and if, at the time that notice of such increase is first published, sent or given to holders of Shares in the manner specified below, the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice is first so published, sent or given, then the Offer will be extended until the expiration of such period of ten business days. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a federal holiday, and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

  THE OFFER IS CONDITIONED UPON SATISFACTION OF THE MINIMUM CONDITION AND THE OFFEROR OBTAINING CERTAIN GOVERNMENTAL APPROVALS. THE MERGER AGREEMENT AND THE OFFER MAY BE TERMINATED BY THE OFFEROR AND THE PARENT IF CERTAIN EVENTS OCCUR. THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS. SEE SECTION 15. The Offeror reserves the right (but shall not be obligated), in accordance with applicable rules and regulations of the United States Securities and Exchange Commission (the "Commission"), subject to the limitations set forth in the Merger Agreement and described below, to waive or reduce the Minimum Condition or to waive any other condition to the Offer. If the Minimum Condition or any of the other conditions set forth in Section 15, have not been satisfied, by 12:00 Midnight, New York City time, on Tuesday, January 14, 1997 (or any other time then set as the Expiration Date), the Offeror may, subject to the terms of the Merger Agreement as described below, elect to (1) extend the Offer and, subject to applicable withdrawal rights, retain all tendered Shares until the expiration of the Offer, as extended, (2) subject to complying with applicable rules and regulations of the Commission, accept for payment all Shares so tendered and not extend the Offer or (3) terminate the Offer and not accept for payment any Shares and return all tendered Shares to tendering stockholders.

  Under the terms of the Merger Agreement, the Offeror may not (except as described in the next sentence), without the consent of the Company, waive the Minimum Condition, reduce the number of Shares subject to the Offer, reduce the price per Share to be paid pursuant to the Offer, impose any other conditions to the Offer other than the conditions set forth in Section 15 or modify such conditions (other than to waive any such conditions to the extent permitted by the Merger Agreement), extend the Offer, change the form of consideration payable in the Offer, or amend, waive or add any other term of the Offer in any manner adverse to the Company or the holders of Shares. Notwithstanding the foregoing, the Offeror may, without the consent of the Company, extend the Offer (i) if at the then scheduled Expiration Date of the Offer any of the conditions shall not have been satisfied or waived, until such time as such conditions are satisfied or waived, (ii) for any period required by any rule, regulation, interpretation or position of the Commission or the Commission staff applicable to the Offer or (iii) for any reason for one or more occasions for an aggregate period of not more than 10 business days beyond the latest expiration date that would be permitted under clause
(i) or (ii) of this sentence.

  Subject to the limitations set forth in the Merger Agreement, the Offeror reserves the right (but will not be obligated), at any time or from time to time in its sole discretion, to extend the period during which the Offer is open by giving oral or written notice of such extension to the Depositary and by making a public announcement of such extension. There can be no assurance that the Offeror will exercise its right to extend the Offer.

  Subject to the applicable rules and regulations of the Commission and subject to the limitations set forth in the Merger Agreement, the Offeror also expressly reserves the right, at any time and from time to time, in its sole discretion, (i) to delay payment for any Shares regardless of whether such Shares were theretofore accepted for payment, or to terminate the Offer and not to accept for payment or pay for any Shares not theretofore accepted for payment or paid for, upon the occurrence of any of the conditions set forth in
Section 15, by giving oral or written notice of such delay or termination to the Depositary, and (ii) at any time or from time to time, to amend the Offer in any respect. The Offeror's right to delay payment for any Shares or not to pay for any Shares theretofore accepted for payment is subject to the applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), relating to the Offeror's obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer.

  Any extension of the period during which the Offer is open, delay in acceptance for payment or payment, termination or amendment of the Offer will be followed, as promptly as practicable, by public announcement thereof, such announcement in the case of an extension to be issued not later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rules 14d-4(c) and 14e-1(d) under the Exchange Act. Without limiting the obligation of the Offeror under such rule or the manner in which the Offeror may choose to make any public announcement, the Offeror currently intends to make announcements by issuing a press release to the Dow Jones News Service and making any appropriate filing with the Commission.

  If, subject to the terms of the Merger Agreement, the Offeror makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer (including a waiver of the Minimum Condition), the Offeror will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act or otherwise. The minimum period during which a tender offer must remain open following material changes in the terms of the offer or the information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes. With respect to a change in price or a change in percentage of securities sought, a minimum ten business day period is generally required to allow for adequate dissemination to stockholders and investor response.

  The Company has provided the Offeror with the Company's list of stockholders and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the Letter of Transmittal will be mailed to record holders of Shares whose names appear on the Company's stockholder list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES.

  Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Offeror will accept for payment and will pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn in accordance with Section 4 promptly after the later to occur of (a) the Expiration Date and (b) subject to compliance with Rule 14e-1(c) under the Exchange Act, the satisfaction or waiver of the conditions set forth in
Section 15. Subject to compliance with Rule 14e-1(c) under the Exchange Act, the Offeror expressly reserves the right to delay payment for Shares in order to comply in whole or in part with any applicable law. See Sections 1 and 16. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares or timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company or the Philadelphia Depository Trust Company (collectively, the "Book-Entry Transfer Facilities"), pursuant to the procedures set forth in Section 3, (ii) a properly completed and duly executed Letter of

Transmittal (or a manually signed facsimile thereof) with all required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined below) and (iii) any other documents required by the Letter of Transmittal.

  The term "Agent's Message" means a message transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Offeror may enforce such agreement against the participant.

  For purposes of the Offer, the Offeror will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not withdrawn as, if and when the Offeror gives oral or written notice to the Depositary of the Offeror's acceptance of such Shares for payment. In all cases, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Offeror and transmitting such payment to tendering stockholders. If, for any reason whatsoever, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or the Offeror is unable to accept for payment Shares tendered pursuant to the Offer, then, without prejudice to the Offeror's rights under Section 1, the Depositary may, nevertheless, on behalf of the Offeror, retain tendered Shares, and such Shares may not be withdrawn, except to the extent that the tendering stockholders are entitled to withdrawal rights as described in
Section 4 below and as otherwise required by Rule 14e-1(c) under the Exchange Act. Under no circumstances will interest be paid by the Offeror because of any delay in making such payment.

  If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased or untendered Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares delivered by book-entry transfer to a Book-Entry Transfer Facility, such Shares will be credited to an account maintained within such Book-Entry Transfer Facility), as promptly as practicable after the expiration, termination or withdrawal of the Offer.

  If, prior to the Expiration Date, the Offeror increases the price being paid for Shares accepted for payment pursuant to the Offer, such increased consideration will be paid to all stockholders whose Shares are purchased pursuant to the Offer, whether or not such Shares were tendered prior to such increase in consideration.

  The Offeror reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Offeror of its obligations under the Offer or prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment.

3. PROCEDURE FOR TENDERING SHARES.

  Valid Tenders. For Shares to be validly tendered pursuant to the Offer, a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedure set forth below. In addition, either (i) certificates representing such Shares must be received by the Depositary along with the Letter of Transmittal or such Shares must be tendered pursuant to the procedure for book-entry transfer set forth below, and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Date, or (ii) the guaranteed delivery procedures set forth below must be complied with. No alternative, conditional or contingent tenders will be accepted. DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH SUCH BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

  Book-Entry Transfer. The Depositary will make a request to establish an account with respect to the Shares at each Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in a Book-Entry Transfer Facility's system may make book-entry delivery of Shares by causing a Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at a Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. Although delivery of Shares may be effected through book-entry at a Book-Entry Transfer Facility prior to the Expiration Date, (i) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other required documents, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase or (ii) the guaranteed delivery procedures described below must be complied with.

  Signature Guarantee. Signatures on the Letter of Transmittal must be guaranteed by a member in good standing of the Securities Transfer Agents Medallion Program, or by any other bank, broker, dealer, credit union, savings association or other entity which is an "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing being referred to as an "Eligible Institution" and, collectively, as "Eligible Institutions"), unless the Shares tendered thereby are tendered (i) by a registered holder of Shares who has not completed either the box labeled "Special Delivery Instructions" or the box labeled "Special Payment Instructions" on the Letter of Transmittal or (ii) for the account of any Eligible Institution. If the certificates evidencing Shares are registered in the name of a person or persons other than the signer of the Letter of Transmittal, or if payment is to be made, or delivered to, or certificates for unpurchased Shares are to be issued or returned to, a person other than the registered owner or owners, then the tendered certificates must be endorsed or accompanied by duly executed stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 to the Letter of Transmittal.

  Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's certificates for Shares are not immediately available or time will not permit all required documents to reach the Depositary prior to the Expiration Date or the procedure for book-entry transfer cannot be completed on a timely basis, such Shares may nevertheless be tendered if all of the following guaranteed delivery procedures are duly complied with:

    (i)   the tender is made by or through an Eligible Institution;

    (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by the Offeror, is received by the Depositary, as provided below, prior to the Expiration Date; and

    (iii) the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), and any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal are received by the Depositary within three trading days after the date of such Notice of Guaranteed Delivery. The term "trading day" is any day on which the New York Stock Exchange ("NYSE") is open for business.

  The Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

  THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH ANY BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED.

  Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) certificates for such Shares or a Book-Entry Confirmation, (ii) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with all required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and (iii) any other documents required by the Letter of Transmittal.

  BACKUP FEDERAL INCOME TAX WITHHOLDING. TO PREVENT "BACKUP" FEDERAL INCOME TAX WITHHOLDING WITH RESPECT TO PAYMENT OF THE PURCHASE PRICE OF SHARES PURCHASED PURSUANT TO THE OFFER, EACH STOCKHOLDER MUST PROVIDE THE DEPOSITARY WITH SUCH STOCKHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER ("TIN") AND CERTIFY THAT SUCH STOCKHOLDER IS NOT SUBJECT TO BACKUP FEDERAL INCOME TAX WITHHOLDING BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL. FOREIGN HOLDERS MUST SUBMIT A COMPLETED FORM W-8 TO AVOID BACKUP WITHHOLDING. THIS FORM MAY BE OBTAINED FROM THE DEPOSITARY. SEE INSTRUCTIONS 8 AND 9 SET FORTH IN THE LETTER OF TRANSMITTAL.

  Determination of Validity. All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Offeror, in its sole discretion, and its determination will be final and binding on all parties. The Offeror reserves the absolute right to reject any or all tenders of any Shares that are determined by it not to be in proper form or the acceptance of or payment for which may, in the opinion of the Offeror, be unlawful. The Offeror also reserves the absolute right to waive any of the conditions of the Offer, subject to the limitations set forth in the Merger Agreement, or any defect or irregularity in the tender of any Shares. The Offeror's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions to the Letter of Transmittal) will be final and binding on all parties. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of the Offeror, the Parent, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

  Other Requirements. By executing the Letter of Transmittal as set forth above (including through delivery of an Agent's Message), a tendering stockholder irrevocably appoints designees of the Offeror as such stockholder's attorneys-in-fact and proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's right with respect to the Shares tendered by such stockholder and accepted for payment by the Offeror (and any and all other Shares or other securities issued or issuable in respect of such Shares on or after December 11, 1996). All such powers of attorney and proxies shall be considered coupled with an interest in the tendered Shares. This appointment is effective when, and only to the extent that, the Offeror accepts for payment the Shares deposited with the Depositary. Upon acceptance for payment, all prior powers of attorney and proxies given by the stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent proxies may be given or written consent executed (and, if given or executed, will not be deemed effective). The designees of the Offeror will, with respect to the Shares and other securities or rights, be empowered to exercise all voting and other rights of such stockholder as they in their sole judgment deem proper in respect of any annual or special meeting of the Company's stockholders, or any adjournment or postponement thereof. The Offeror reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Offeror's payment for such Shares, the Offeror must be able to exercise full voting and other rights with respect to such Shares and the other securities or rights issued or issuable in respect of such Shares, including voting at any meeting of stockholders (whether annual or special or whether or not adjourned) in respect of such Shares.

  A tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder's acceptance of the terms and conditions of the Offer, as well as the tendering stockholder's representation and warranty that (i) such stockholder has the full power and authority to tender, sell, assign and transfer the tendered Shares (and any and all other Shares or other securities issued or issuable in respect of such Shares on or after December 11, 1996), and (ii) when the same are accepted for payment by the Offeror, the Offeror will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims. The Offeror's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and the Offeror upon the terms and subject to the conditions of the Offer.

4. WITHDRAWAL RIGHTS.

  Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment pursuant to the Offer, may also be withdrawn at any time after Thursday, February 13, 1997. If purchase of or payment for Shares is delayed for any reason or if the Offeror is unable to purchase or pay for Shares for any reason, then, without prejudice to the Offeror's rights under the Offer, tendered Shares may be retained by the Depositary on behalf of the Offeror and may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as set forth in this Section 4, subject to Rule 14e-1(c) under the Exchange Act, which provides that no person who makes a tender offer shall fail to pay the consideration offered or return the securities deposited by or on behalf of security holders promptly after the termination or withdrawal of the Offer.

  For a withdrawal of Shares tendered pursuant to the Offer to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name in which the certificates representing such Shares are registered, if different from that of the person who tendered the Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer set forth in
Section 3, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and must otherwise comply with such Book-Entry Transfer Facility's procedures. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Offeror, in its sole discretion, and its determination will be final and binding on all parties. None of the Offeror, the Parent, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

  Any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be retendered at any subsequent time prior to the Expiration Date by following any of the procedures described in Section 3.

5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES.

  The following is a summary of certain United States federal income tax consequences of the Offer and the Merger to holders whose Shares are purchased pursuant to the Offer or whose Shares are converted to cash in the Merger (including pursuant to the exercise of appraisal rights). The discussion is for general information only and does not purport to consider all aspects of federal income taxation that may be relevant to holders of Shares. The discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing, proposed and temporary regulations promulgated thereunder and administrative and judicial interpretations thereof, all of which are subject to change. The discussion applies only to holders of Shares in whose hands Shares are capital assets within the meaning of Section 1221 of the Code, and may not apply to Shares received pursuant to the exercise of employee stock options or otherwise as compensation, or to certain types of holders of Shares (such as insurance companies, tax-exempt organizations and broker-dealers) who may be subject to special rules. This discussion does not discuss the federal income tax consequences to a holder of Shares who, for United States federal income tax purposes, is a non-resident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust, nor does it consider the effect of any foreign, state or local tax laws.

  BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH HOLDER OF SHARES SHOULD CONSULT SUCH HOLDER'S OWN TAX ADVISOR TO DETERMINE THE APPLICABILITY OF THE RULES DISCUSSED BELOW TO SUCH HOLDER AND THE PARTICULAR TAX EFFECTS TO SUCH HOLDER OF THE OFFER AND THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND OTHER INCOME TAX LAWS.

  The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for federal income tax purposes. In general, for federal income tax purposes, a holder of Shares will recognize gain or loss equal to the difference between the holder's adjusted tax basis in the Shares sold pursuant to the Offer or converted to cash in the Merger and the amount of cash received therefor. Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) sold pursuant to the Offer or converted to cash in the Merger. Such gain or loss will be capital gain or loss and will be long-term gain or loss if the holder held the Shares for more than one year, on the date of sale (in the case of the Offer) or the Effective Time of the Merger (in the case of the Merger). The receipt of cash for Shares pursuant to the exercise of appraisal rights will generally be taxed in the same manner as described above. Long-term capital gain of individuals currently is taxed at a maximum rate of 28%.

  Payments in connection with the Offer or the Merger may be subject to "backup withholding" at a rate of 31%, unless a holder of Shares (a) is a corporation or comes within certain exempt categories and, when required, demonstrates this fact or (b) provides a correct TIN to the payor, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A holder who does not provide a correct TIN may be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding does not constitute an additional tax and will be creditable against the holder's federal income tax liability. Each holder of Shares should consult with his or her own tax advisor as to his or her qualification for exemption from backup withholding and the procedure for obtaining such exemption. Holders tendering their Shares in the Offer may prevent backup withholding by completing the Substitute Form W-9 included in the Letter of Transmittal. See Section 3. Similarly, holders who convert their Shares into cash in the Merger may prevent backup withholding by completing a Substitute Form W-9 and submitting it to the paying agent for the Merger.

6. PRICE RANGE OF SHARES; DIVIDENDS.

  According to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 (the "1995 10-K"), the Shares are principally traded on the NYSE. The following table sets forth for the periods indicated the high and low sales prices per Share on NYSE as reported by the Company in the 1995 10-K with respect to the years ended December 31, 1994 and December 31, 1995, and as reported by published financial sources with respect to periods after December 31, 1995.

                                                        HIGH     LOW   DIVIDENDS
                                                      -------- ------- ---------
      Year Ended December 31, 1994:
        First Quarter................................ $22 3/4  $17 1/4   $.250
        Second Quarter...............................  18 1/8   14        .025
        Third Quarter................................  20 7/8   16        .025
        Fourth Quarter...............................  21 1/2   18 1/2    .025
      Year Ended December 31, 1995:
        First Quarter................................ $23 3/4  $18 1/2   $.025
        Second Quarter...............................  26 7/16  22 1/8    .025
        Third Quarter................................  25 1/2   22 3/8    .025
        Fourth Quarter...............................  24 3/8   18 5/8    .025
      Year Ended December 31, 1996:
        First Quarter................................ $20 5/8  $18 1/4   $.025
        Second Quarter...............................  21 1/2   18 1/2    .025
        Third Quarter................................  20 1/8   15 1/2    .025
        Fourth Quarter (through December 13, 1996)...  17 1/4   13 5/8    .025

  On December 10, 1996, the last full day of trading prior to the public announcement of the execution of the Merger Agreement, the closing price per Share as reported on NYSE was $14 1/8. On December 13, 1996, the last full day of trading prior to the commencement of the Offer, the closing price per Share as reported on NYSE was $17 1/8. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

7. CERTAIN EFFECTS OF THE TRANSACTION.

  The purchase of the Shares by the Offeror pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of Shares, which will adversely affect the liquidity and market value of the remaining Shares held by stockholders other than the Offeror. The Company has advised the Offeror that, as of December 11, 1996, there were approximately 3,100 stockholders of record and approximately 9,000 beneficial owners of the Shares.

  Market for Shares. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the standards for continued inclusion on NYSE. According to the NYSE's published guidelines, the NYSE would consider delisting the Shares if, among other things, the number of record holders of at least 100 Shares should fall below 1,200, the number of publicly held Shares (exclusive of holdings of officers, directors, their immediate families and other concentrated holdings of 10% or more ("NYSE Excluded Holdings")) should fall below 600,000 or the aggregate market value of publicly held Shares (exclusive of NYSE Excluded Holdings) should fall below $5,000,000.

  In the event that the Shares should no longer be listed or traded on the NYSE, it is possible that the Shares would continue to trade in the over-the-counter market and that price quotations would be reported by other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders of Shares remaining at such time, the interests in maintaining a market in Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act, as described below, and other factors.

  Exchange Act Registration. The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application by the Company to the Commission if there are fewer than 300 record holders of Shares. It is the intention of the Offeror to seek to cause an application for such termination to be made as soon after consummation of the Offer as the requirements for termination of registration of the Shares are met. If such registration were terminated, the Company would no longer legally be required to disclose publicly in proxy materials distributed to stockholders the information which it now must provide under the Exchange Act or to make public disclosure of financial and other information in annual, quarterly and other reports required to be filed with the Commission under the Exchange Act; and the officers, directors and 10% stockholders of the Company would no longer be subject to the "short-swing" insider trading reporting and profit recovery provisions of the Exchange Act. Furthermore, if such registration were terminated, persons holding "restricted securities" of the Company may be deprived of their ability to dispose of such securities under Rule 144 promulgated under the Securities Act of 1933, as amended (the "Securities Act").

  Margin Regulations. The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers. If registration of Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities."

8. CERTAIN INFORMATION CONCERNING THE COMPANY.

  Except as otherwise set forth herein, the information concerning the Company contained in this Offer to Purchase, including financial information, has been furnished by the Company or has been taken from or based upon publicly available documents and records on file with the Commission and other public sources. Although neither the Offeror nor the Parent has any knowledge that would indicate that statements contained herein based upon such documents are untrue, neither the Offeror, the Parent nor the Dealer Manager assumes any responsibility for the accuracy or completeness of the information concerning the Company, furnished by the Company, or contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy any such information but which are unknown to the Offeror or the Parent.

  The Company is a Maryland corporation with its principal executive offices located at 1185 Avenue of the Americas, New York, New York 10036. The Company is a holding company which, through its subsidiaries, provides professional risk management consulting, insurance brokerage and human resource management consulting services on a global basis.

  Set forth below is certain summary consolidated financial data with respect to the Company excerpted or derived from financial information contained in the Company's 1995 Form 10-K, and the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996. More comprehensive financial information is included in such reports and other documents filed by the Company with the Commission, and the following summary is qualified in its entirety by reference to such reports and such other documents and all the financial information (including any related notes) contained therein. Such reports and other documents should be available for inspection and copies thereof should be obtainable in the manner set forth below.

                      ALEXANDER & ALEXANDER SERVICES INC.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                     (IN MILLIONS, EXCEPT PER SHARE DATA)

                                                             NINE MONTHS ENDED
                              FOR YEARS ENDED DECEMBER 31,     SEPTEMBER 30,
                              ----------------------------- --------------------
                                1995      1994       1993       1996       1995
                              --------- ---------  -------- ------------- ------
                                                                 UNAUDITED
Statement of Operations Data
  Total operating revenues..  $ 1,282.4 $ 1,323.9  $1,341.6    $ 967.4    $952.0
  Operating income (loss)...      122.7     (82.9)     52.3       88.3     108.5
  Net income (loss).........       89.4    (138.7)     26.9       47.7      81.9
  Net earnings (loss) per
   share....................       1.42     (3.51)     0.48       0.62      1.33
                                                                AS OF
                              AS OF DECEMBER 31,            SEPTEMBER 30,
                              -------------------           -------------
                                1995      1994                  1996
                              --------- ---------           -------------
Balance Sheet Data
  Total current assets......    2,372.0   2,386.9              2,335.9
  Total assets..............    2,942.4   2,945.7              2,922.0
  Total current liabilities.    2,120.5   2,149.3              2,027.5
  Long-term debt............      126.2     132.7                142.4
  Total stockholders'
   equity...................      402.6     317.5                462.5

  The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. The Company is required to disclose in such proxy statements certain information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interests of such persons in transactions with the Company. Such reports, proxy statements and other information may be inspected at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center,

13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street (Suite 400), Chicago, Illinois 60661. Copies of such material may also be obtained by mail, at prescribed rates, from the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a World Wide Web site on the internet at http://www.sec.gov that contains reports and other information regarding registrants that file electronically with the Commission. Such material should also be available for inspection at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

9. CERTAIN INFORMATION CONCERNING THE PARENT AND THE OFFEROR.

  The Offeror is a newly incorporated Maryland corporation. To date, the Offeror has not conducted any business other than that incident to its formation, the execution and delivery of the Merger Agreement and the commencement of the Offer. Accordingly, no meaningful financial information with respect to the Offeror is available. The Offeror is a wholly owned subsidiary of the Parent. The principal executive office of the Offeror is located at Corporation Trust Incorporated, 32 South Street, Baltimore, Maryland 21202.

  The Parent, a Delaware corporation, has its principal executive office at 123 N. Wacker Drive, Chicago, Illinois 60606. Parent is an insurance services holding company that comprises a family of insurance brokerage, consulting and consumer insurance companies.

  Set forth below is certain summary consolidated financial data with respect to Parent excerpted or derived from financial information contained in Parent's Annual Report on Form 10-K for the year ended December 31, 1995, and the Parent's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996. More comprehensive financial information is included in such reports and other documents filed by Parent with the Commission, and the following summary is qualified in its entirety by reference to such reports and such other documents and all the financial information (including any related notes) contained therein.

                                AON CORPORATION

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                     (IN MILLIONS, EXCEPT PER SHARE DATA)

                                                           NINE MONTHS ENDED
                            FOR YEARS ENDED DECEMBER 31,     SEPTEMBER 30,
                            ---------------------------- ----------------------
                              1995      1994      1993       1996        1995
                            --------- --------- -------- ------------- --------
                                                               UNAUDITED
Statement of Income Data
  Total revenues........... $ 3,465.7 $ 3,041.2 $2,770.8   $ 2,818.8   $2,570.8
  Income from continuing
   operations..............     303.7     268.5    227.9       245.6      239.2
  Net income...............     402.8     360.0    323.8       289.0      309.9
  Net income per share.....      3.48      3.14     2.81        2.50       2.68
                                                             AS OF
                            AS OF DECEMBER 31,           SEPTEMBER 30,
                            -------------------          -------------
                              1995      1994                 1996
                            --------- ---------          -------------
Balance Sheet Data
  Total assets.............  19,735.8  17,921.9             12,227.0
  Total liabilities........  17,012.1  15,614.5              9,458.9
  Redeemable preferred
   stock...................      50.0      50.0                 50.0
  Total stockholders'
   equity..................   2,673.7   2,257.4              2,718.1

  The Parent is subject to the informational requirements of the Exchange Act and in accordance therewith files periodic reports and other information with the Commission relating to its business, financial condition and other matters. Such reports and other information are available for inspection and copying at the offices of the Commission in the same manner as set forth with respect to the Company in Section 8.

  The name, citizenship, business address, present principal occupation and material positions held during the past five years of each of the directors and executive officers of the Parent and the Offeror are set forth in Annex I to this Offer to Purchase.

  Except as described in this Offer to Purchase, none of the Offeror, the Parent, or to the best knowledge of the Offeror or the Parent, any of the persons listed in Annex I to this Offer to Purchase owns or has any right to acquire any Shares and none of them has effected any transaction in the Shares during the past 60 days.

  Except as set forth in this Offer to Purchase, none of the Offeror, the Parent or, to the best knowledge of the Offeror or the Parent, any of the persons listed in Annex I hereto, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, there have been no contacts, negotiations or transactions between the Offeror or the Parent, or, to the best of their knowledge, any of the persons listed in Annex I hereto, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets. Except as described in this Offer to Purchase, none of the Offeror, the Parent or, to the best knowledge of the Parent or the Offeror, any of the persons listed in Annex I hereto, has had any transaction with the Company or any of its executive officers, directors or affiliates that would require disclosure under the rules and regulations of the Commission applicable to the Offer.

10. SOURCE AND AMOUNT OF FUNDS.

  This Offer is not conditioned upon any financing arrangements. The total amount of funds required by the Offeror to consummate the Offer and the Merger is expected to be approximately $800 million, which amount excludes (i) related fees and expenses, (ii) funds needed to purchase any shares of Series A Convertible Preferred Stock converted into Shares prior to the consummation of the Offer or to pay cash into which the holders of Series A Convertible Preferred Stock may convert such shares from and after the Merger, and (iii) funds needed to purchase the Series B Preferred Stock pursuant to the Stock Purchase and Sale Agreement. The Offeror plans to obtain all funds needed for the Offer and the Merger through a capital contribution that will be made by the Parent to the Offeror. The Parent contemplates obtaining the funds necessary for such capital contribution from cash on hand, the proceeds from the sale of commercial paper and possibly the proceeds of a preferred equity financing.

11. BACKGROUND OF THE OFFER; PAST CONTACTS, TRANSACTIONS OR NEGOTIATIONS WITH THE COMPANY.

  During 1994, 1995 and 1996, the Chief Executive Officers of the Company and of the Parent discussed from time to time the possibility of a business combination involving the Parent and the Company. Throughout the period, each Board of Directors was kept informed of the discussions. The Company has informed the Parent as follows: During the past two years the Company communicated with five other insurance brokerage companies concerning various forms of possible business combinations. The most recent of these communications took place approximately six weeks ago. Three of the five companies signed confidentiality agreements with the Company; however, none of the five companies engaged in a detailed due diligence investigation of the Company or agreed to mutual due diligence, and none of the five companies provided an indication of interest in merging with, being acquired by or acquiring the Company. Approximately twelve months ago a special committee of the Board of Directors of the Company, made up of six outside directors, was formed and since then has met from time to time to consider possible business combinations. CS First Boston worked with the Company throughout this two year period and was formally retained by the Company on December 6, 1996.

  The discussions between the Company and the Parent began during the Spring of 1994, at which time the Company was also engaged in discussions with AIG regarding the significant investment that AIG ultimately made in the Series B Preferred Stock of the Company. At that time, the Board of Directors of the Company concluded that the investment by AIG and the recruiting of a new chief executive officer were in the best interests of the Company's stockholders and should be pursued.

  Further discussion of a business combination between the Parent and the Company resumed in the Spring of 1995. At that time, a confidentiality agreement between the two companies was executed and confidential information was shared. The conversations in the Spring of 1995 principally concerned a possible stock-for-stock transaction. Representatives of the Company and the Parent met from time to time in connection therewith to explore such a transaction as well as to discuss the financial and other prospects of the Company and of the Parent. In addition, because of the right of AIG to require a repurchase of the Series B Preferred Stock in connection with a change-in-control of the Company at a substantial premium to its liquidation value, Mr. Patrick G. Ryan, Chairman, President and Chief Executive Officer of the Parent, discussed the possibility of such a transaction with Mr. Maurice R. Greenberg, Chairman of the Board, Chief Executive Officer and President of AIG. (Subsequent to the Spring of 1995, Messrs. Ryan and Greenberg had conversations from time to time). The discussions concerning the possible transaction terminated in May of 1995 when the Company and the Parent concluded that the two companies were not likely to agree on financial terms.

  From January to May of 1996 and again in July and August of 1996, Mr. Ryan and Mr. Frank G. Zarb, Chairman, President and Chief Executive Officer of the Company, discussed a possible business combination, including the possibility of an all-stock merger or an all- or partial-cash acquisition by the Parent of the outstanding equity securities of the Company. During the Summer of 1996, the confidentiality agreement between the two companies was reconfirmed and confidential information was furnished to the Parent by the Company. Each time the conversations again were terminated when the parties concluded that the two companies were not likely to agree on financial terms.

  In the Fall of 1996, Mr. Ryan and Mr. Zarb discussed from time to time the possibility of a business combination. On November 24, 1996, Messrs. Zarb and Ryan met in New York City and discussed the possible business combination. Mr. Ryan indicated to Mr. Zarb that the Parent would prefer to pursue an all-cash transaction assuming that a satisfactory arrangement could be made with AIG and that a reasonably acceptable valuation of the Company could be agreed upon between the Parent and the Company. Thereafter, Messrs. Ryan, Greenberg and, for the initial period of the meeting, Mr. Zarb met to discuss a possible transaction. Messrs. Zarb and Ryan, and Messrs. Ryan and Greenberg, engaged in repeated conversations during the period of November 27 through December 10, 1996 (the day preceding the date of execution of the Merger Agreement) relating to the possible transaction.

  On November 29, 1996, certain representatives of the Company and its legal advisors met with certain representatives of the Parent and its legal advisors to exchange certain information, to discuss the process by which discussions between the Company and the Parent might proceed and to reexecute a confidentiality agreement between the Company and the Parent. The Company continued to make financial and other information available to representatives of the Parent and its advisors.

  On December 4, 1996, representatives of the Parent furnished representatives of the Company with a draft of the Merger Agreement.

  On December 4, 1996, Mr. Zarb met with the special committee of the Board of Directors of the Company to discuss the progress of discussions between the Company and the Parent and to request a determination from the special committee of the Board as to whether the Company should continue discussions with the Parent and whether a special meeting of the Board should be held to consider the possible transaction. The special committee of the Board recommended that discussions with the Parent be continued and that the Board consider the possible transaction.

  Representatives of the two companies and their legal advisors met on December 5, 1996 in New York City to discuss the draft of the Merger Agreement.

  On December 6, 1996, a special meeting of the Board of Directors of the Company was held to consider the possible transaction. The Board carefully considered the possible transaction together with the advice of its legal and financial advisors. As a result of such review, the Board unanimously determined that it would be in the best interests of the Company and its common stockholders for discussions to continue with the Parent and authorized and instructed Mr. Zarb to continue discussions with the Parent.

  Representatives of the Parent and the Company and their legal advisors met again on December 7, 1996 to discuss a revised draft of the Merger Agreement. The terms of the Merger Agreement were finalized in telephone conversations on December 9 and 10, 1996 between the representatives and advisors.

  During the period of November 27 through December 10, 1996, Mr. Ryan held several conversations with Mr. Greenberg regarding a possible purchase by the Parent of the shares of Series B Preferred Stock held by AIG and its subsidiaries. Although a business combination involving the Parent and the Company would, according to the terms of the Series B Preferred Stock, entitle AIG and its subsidiaries to require the purchase of the Series B Preferred Stock for approximately $350 million in cash, Mr. Ryan indicated during these conversations that the Parent would not pursue the business combination if the repurchase for that amount were required. Ultimately Messrs. Ryan and Greenberg reached an understanding regarding the purchase by the Parent of the Series B Preferred Stock from AIG and its subsidiaries for cash in the amount of $317.5 million, subject to the terms and conditions reflected in the Stock Purchase and Sale Agreement. A draft of that agreement was provided by AIG's representatives to the Parent's representatives on December 10, following which its terms were finalized.

  At two meetings of the Board of Directors of the Company held in the morning and the evening of December 10, 1996, the Board met with management of the Company, the Company's financial advisor, CS First Boston, and the Company's legal advisors to review the business, financial condition and prospects of the Company, the terms and conditions of the Offer and various matters related thereto, including reports by the Company's financial advisor on the financial condition and performance, strategic alternatives and potential value of the Company. Based on the proposed terms of the draft Merger Agreement presented to the Board on December 10, 1996, at the second December 10 meeting and after receiving advice from management, CS First Boston and its legal advisors, the Board of Directors of the Company unanimously determined that the Offer and Merger Agreement are fair to, and in the best interests of, the common stockholders of the Company.

  During the morning of December 11, 1996, the Company and the Parent executed the Merger Agreement, and AIG and the Parent executed the Stock Purchase and Sale Agreement. A joint press release by the Company and the Parent announcing the execution of such Agreements was then issued.

12. PURPOSE OF THE OFFER AND THE MERGER; PLANS FOR THE COMPANY.

  The purpose of the Offer, the Merger, the Merger Agreement and the Stock Purchase and Sale Agreement is to enable the Parent to acquire control of, and the entire equity interest in, the Company.

  Under the Maryland GCL and Charter of the Company, the Board of Directors of the Company is required to approve the Merger and the affirmative vote of the holders of a majority of the outstanding voting power is required to approve the Merger. The Board of Directors of the Company has unanimously approved the Offer, the Merger and the Merger Agreement and the transactions contemplated thereby, and the only remaining required corporate action of the Company is the approval of the Merger by the affirmative vote of the holders of stock representing a majority of the outstanding voting power. If the Minimum Condition is satisfied and the Parent purchases the Series B Preferred Stock, the Offeror will have sufficient voting power to cause the approval of the Merger without the affirmative vote of any other stockholder.

  In the Merger Agreement, the Company has agreed to take all action necessary to convene a meeting of its stockholders as promptly as practicable after the consummation of the Offer for the purpose of considering and taking action on the Merger. The Parent has agreed that, subject to applicable law, all Shares owned by the

Offeror or any other subsidiary of the Parent will be voted in favor of the Merger. Pursuant to the Merger Agreement, the Company has agreed as soon as practicable following the expiration of the Offer, to duly call, give notice of, convene and hold a meeting of stockholders for the purpose of obtaining the stockholders' approval. The stockholders meeting shall be held as soon as practicable following the purchase of Shares pursuant to the Offer. If the Offeror owns a majority of the outstanding shares of Company Common Capital Stock and the purchase of the Series B Preferred Stock is effected, approval of the Merger can be obtained without the affirmative vote of any other stockholder of the Company, subject to the following paragraph.

  In certain circumstances, the Merger could be considered to constitute a "going private transaction" for the purposes of Ontario Securities Commission Policy 9.1. While the Offeror and the Company believe that the Merger may be exempt from the requirements of such Policy, if the Policy applied, the approval of the Merger by a majority of the votes cast by the minority stockholders of the Company voting at any meeting held to approve the Merger would be required. For this purpose, shares of Company Common Capital Stock purchased by the Offeror in this Offer may generally be counted as "minority" shares, but (i) shares of Series B Preferred Stock acquired by the Offeror pursuant to the Stock Purchase and Sale Agreement from AIG as described herein, including any Shares into which such shares may be exchanged, and (ii) any other shares of Company Common Capital Stock held, beneficially owned or over which control or direction is exercised, directly or indirectly by Parent, the Offeror, the Company, any affiliate of the foregoing and any parties acting jointly or in concert with, or related to, any of the foregoing, may not be counted as "minority" shares.

  Appraisal Rights. No appraisal rights are available in connection with the Offer. Appraisal rights with respect to the Shares will not be available in connection with the Merger if, among other things, the Shares are listed on a national securities exchange or are designated as national market system securities on an interdealer quotation system by the National Association of Securities Dealers, Inc. on the record date for determining stockholders entitled to vote on the Merger. See "Section 7--Certain Effects of the Transaction." If such appraisal rights become available, a holder of Shares will have such rights with respect to the Merger if such holder properly exercises his appraisal rights under the Maryland GCL and the Merger is consummated (the "Merger Dissenter"). If the right to receive fair value is applicable and the statutory procedures for exercising or perfecting dissenters' appraisal rights are complied with in accordance with the Maryland GCL, then generally a judicial determination will be made of the fair value required to be paid in cash to the Merger Dissenters for their Shares. Any such judicial determination of the fair value of Shares may not include any appreciation or depreciation which directly or indirectly results from the Merger and could be based upon considerations other than or in addition to the price paid pursuant to the Offer or the market value of the Shares. Fair value may be more or less than the price paid pursuant to the Offer.

  An objecting stockholder shall cease to have any rights as a stockholder with respect to the Shares except the right to receive payment of the fair value thereof. The stockholder's rights may be restored only upon the withdrawal, with the consent of the Company, of the demand for payment, no filing of a petition for appraisal within the time required, a determination of the court that the stockholder is not entitled to an appraisal, or the abandonment or rescission of the transaction to which the stockholder objected.

  The foregoing summary of the rights of objecting stockholders does not purport to be a complete statement of the procedures to be followed by stockholders desiring to exercise their dissenters' appraisal rights. The preservation and exercise of dissenters' rights are conditioned on strict adherence to the applicable provisions of the Maryland GCL.

  Rule 13e-3. The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer or otherwise in which the Offeror seeks to acquire the remaining Shares not held by it. The Offeror believes, however, that Rule 13e-3 will not be applicable to the Merger if the Merger is consummated within one year after the termination of the Offer at the same per Share price as paid in the Offer. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such transaction be filed with the Commission and disclosed to stockholders prior to consummation of the transaction.

  Plans for the Company. The Parent will continue to evaluate the business and operations of the Company during the pendency of the Offer and after the consummation of the Offer and the Merger. The Parent intends to seek additional information about the Company during this period. Thereafter, the Parent intends to review such information as part of a comprehensive review of the Company's business, operations, capitalization and management with a view to optimizing exploitation of the Company's potential in conjunction with the Parent's business.

  Except as indicated in this Offer to Purchase, the Parent does not have any current plans or proposals which relate to or would result in an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries, a sale or transfer of a material amount of assets of the Company or any of its subsidiaries or any material change in the Company's capitalization or dividend policy or any other material changes in the Company's corporate structure or business, or the composition of the Company's Board of Directors or management.

13. THE MERGER AGREEMENT AND THE STOCK PURCHASE AND SALE AGREEMENT.

  The following summary of certain provisions of the Merger Agreement and the Stock Purchase and Sale Agreement, copies of which are filed as exhibits to the Schedule 14D-1, is qualified in its entirety by reference to the text of the Merger Agreement and the Stock Purchase and Sale Agreement.

 The Merger Agreement

  The Offer. The Offeror commenced the Offer in accordance with the terms of the Merger Agreement. Pursuant to the terms and conditions of the Merger Agreement, each of the Company, Parent and Offeror have agreed to use its reasonable best efforts to cause the purchase of Shares pursuant to the Offer and the consummation of the Merger to occur as soon as practicable. Without limiting the foregoing, each of the Company, Parent and Offeror have agreed to use its reasonable best efforts to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements that may be imposed on itself with respect to the Offer and the Merger and shall promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them in connection with the Offer and the Merger.

  Company Actions. Pursuant to the Merger Agreement, the Company has agreed that on the date of the commencement of the Offer, it will file with the Com-mission and mail to its stockholders, a Solicitation/Recommendation Statement on Schedule 14D-9 containing the recommendation of the Board of Directors that the Company's stockholders accept the Offer and approve the Merger.

  The Merger. The Merger Agreement provides that, upon the terms and subject to the conditions of the Merger Agreement, and in accordance with the Maryland GCL, the Offeror shall be merged with and into the Company at the Effective Time. Following the Merger, the separate corporate existence of the Offeror shall cease and the Company shall continue as the Surviving Corporation and shall succeed to and assume all the rights and obligations of the Offeror in accordance with the Maryland GCL. At the Effective Time, the Charter and By-Laws of the Company shall be the Charter and By-Laws of the Surviving Corporation. The directors of the Offeror shall become the directors of the Surviving Corporation and the officers of the Company shall become the officers of the Surviving Corporation.

  Conversion of Securities. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of stock of Offeror or rights to acquire any such stock, each holder of a share of

(i) the Common Stock, together with the related Right, (ii) the Class A Common Stock, together with the related RSC Share and related Right, or (iii) the Class C Common Stock, together with the related Dividend Share and related Right, in each case, that is issued and outstanding (other than stock of the Company owned by any subsidiary of the Company, Parent, the Offeror, or any other subsidiary of Parent or stock with respect to which appraisal rights are available and properly exercised under Maryland law), shall be paid by the Surviving Corporation as consideration for the conversion of each share in cash, without interest and without any further action by such holder, the Offer Price. At the Effective Time, the holder of each share of Series A Convertible Preferred Stock will have the right to convert such share only into cash in the amount of $52.54. Each share of stock of the Offeror issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of stock of the Offeror, be converted into and become 600,000 fully paid and nonassessable shares of Common Stock, par value $1.00 per share, of the Surviving Corporation.

  Representations and Warranties. In the Merger Agreement, the Company has made customary representations and warranties to Parent and the Offeror, including, but not limited to, representations and warranties as to organization and qualification, subsidiaries, capital structure, authority to enter into the Merger Agreement and to consummate the transactions contemplated thereby, required consents and approvals, filings made by the Company with the Commission under the Securities Act or the Exchange Act (including financial statements included in the documents filed by the Company under these acts), absence of material adverse change, compliance with laws, licenses and permits, tax matters, liabilities and the inapplicability of certain state takeover statutes and the execution of an amendment to the Rights Agreement.

  The Offeror and the Parent have also made customary representations and warranties to the Company, including, but not limited to, representations and warranties as to organization, authority to enter into the Merger Agreement and to consummate the transactions contemplated thereby, required consents and approvals and financing.

  Covenants Relating to the Conduct of Business. During the period from the date of the Merger Agreement to such time as Parent's designees shall constitute a majority of the Board of Directors of the Company, the Company has agreed that it will, and will cause its subsidiaries to, in all material respects, carry on its business in the ordinary course of its business as currently conducted and, to the extent consistent therewith, use reasonable best efforts to preserve intact its current business organizations, keep available the services of its current officers and key employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not be materially impaired. The Company has agreed that, except as otherwise expressly contemplated by the Merger Agreement, during such period, the Company will not, and will not permit any of its subsidiaries to, without the prior written consent of Parent (which consent shall not be unreasonably withheld):

    (a) (x) declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise make any payments to its stockholders in their capacity as such (other than regular quarterly dividends of not more than $.90625 per share on the Series A Convertible Preferred Stock and of not more than $.025 per share on the Shares, a regular quarterly payment-in-kind dividend in respect of the Series B Preferred Stock on December 15, 1996 and thereafter cash dividends of not more than $1.00 per share on the Series B Preferred Stock, in each case declared and paid on dates consistent with past practice), (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (z) except as required under existing employee benefit plans, agreements, policies, awards or arrangements in effect on the date of the Merger Agreement, or pursuant to the Company's Employee Stock Option Exchange Program communicated to participants on November 26, 1996, purchase, redeem or otherwise acquire any shares of its capital stock or those of any subsidiary or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

    (b) except as required under existing employee benefit plans, agreements, policies, awards or arrangements in effect on the date of the Merger Agreement, or pursuant to the Company's Employee Stock

  Option Exchange Program communicated to participants on November 26, 1996, issue, deliver, sell, pledge, dispose of or otherwise encumber any shares of its capital stock, any other voting securities or equity equivalent or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities, equity equivalent or convertible securities (other than the issuance of Shares upon the exercise of stock options of the Company outstanding on the date of the Merger Agreement in accordance with their current terms, the issuance of Shares upon the retraction, redemption or conversion of shares of RSC Shares, or shares of Class C Common Stock, Series A Convertible Preferred Stock or Series B Preferred Stock, in each case in accordance with the terms thereof, and the issuance on December 15, 1996 of shares of Series B Preferred Stock as a regular quarterly payment-in-kind dividend in accordance with the terms thereof);

    (c) amend its Charter or By-laws or other similar organizational documents;

    (d) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets, other than (y) transactions that are in the ordinary course of business consistent with past practice and not material to the Company and its subsidiaries taken as a whole and (z) acquisitions of one or more insurance brokerage businesses with respect to which the aggregate amount of consideration paid or payable by the Company and its subsidiaries (valuing any non-cash consideration at its fair market value and any contingent payments at the maximum amount payable and treating any liabilities assumed as consideration paid) does not exceed $15,000,000;

    (e) sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of its assets, other than transactions that are in the ordinary course of business consistent with past practice and which involve assets having an aggregate fair market value or book value not in excess of $10,000,000;

    (f) incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others, except for borrowings or guarantees incurred in the ordinary course of business consistent with past practice, or make any or in loans, advances or capital contributions to, or other investments in, any other person, other than to the Company or any wholly owned subsidiary of the Company;

    (g) with certain specified exceptions, alter (through merger, liquidation, reorganization, restructuring or in any other fashion) the corporate structure or ownership of the Company or any subsidiary of the Company, except as contemplated by the Merger Agreement;

    (h) enter into or adopt, or amend any existing severance plan, agreement or arrangement or enter into or amend any employee benefit plan (including without limitation the stock option plans of the Company) or employment or consulting agreement, other than as required by law or as provided for in the Merger Agreement;

    (i) except as otherwise provided in the Merger Agreement, and/or as required under existing plans, agreements, policies, awards or arrangements in effect on the date of the Merger Agreement, or pursuant to the Company's Employee Stock Option Exchange Program communicated to participants on November 26, 1996, increase the compensation payable or to become payable to its officers or employees, except, in the case of employees who are not officers, for increases in the ordinary course of business consistent with past practice, or grant any severance or termination pay to, or enter into any employment or severance agreement, or establish, adopt, enter into, or amend in any material respect or take action to enhance in any material respect or accelerate any rights or benefits under, any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, except, in each case, as may be required to comply with applicable law or regulation;

    (j) violate or fail to perform any material obligation or duty imposed upon it by any applicable federal, state or local law, rule, regulation, guideline or ordinance which would be reasonably expected to have a material adverse effect on the Company;

    (k) redeem the Rights or, other than as contemplated by the Merger Agreement, amend the Rights Agreement;

    (l) amend the Stock Purchase and Sale Agreement dated as of June 6, 1994, between the Company and AIG;

    (m) make any material change in its method of accounting;

    (n) modify certain specified contracts; or

    (o) authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

  No Solicitation. The Company has agreed in the Merger Agreement that, from and after the date of the Merger Agreement, the Company will not, and will not permit any of its or its subsidiaries' officers, directors or employees to, and the Company will use its reasonable best efforts to cause all of its and its subsidiaries' attorneys, financial advisors, agents and other representatives not to, directly or indirectly, solicit, initiate or knowingly encourage (including by way of furnishing information) any Takeover Proposal (as defined herein), or engage in or continue discussions or negotiations relating thereto; provided, however, that the Company may engage in discussions or negotiations with, or furnish information concerning the Company and its business, properties or assets to, any third party which makes a Takeover Proposal (as hereinafter defined) if the Board of Directors of the Company determines, in its good faith judgment, based on the opinion of independent outside legal counsel to the Company, that failing to take such action would constitute a breach of such Board's duties under applicable law; provided further, that the foregoing shall not prevent the Company or the Board from taking, and disclosing to the Company's stockholders, a position contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to any tender offer or from making such disclosure to the Company's stockholders which, as advised in an opinion of the Company's independent outside legal counsel, is required under applicable law; provided further, that the Board shall not recommend that the stockholders of the Company tender their shares in connection with any such tender offer unless the Board determines, in its good faith judgment, based on the opinion of independent outside legal counsel to the Company, that failing to take such action would constitute a breach of the Board's duties under applicable law. The Company will promptly notify Parent of any Takeover Proposal, including the material terms and conditions thereof and the identity of the person or group making such Takeover Proposal, and will promptly notify Parent of any determination by the Company's Board of Directors that a Superior Proposal has been made. For purposes of the Merger Agreement, (i) "Takeover Proposal" shall mean any proposal or offer, other than a proposal or offer by Parent or any of its subsidiaries for a tender or exchange offer, a merger, consolidation or other business combination involving the Company or any of its subsidiaries and (ii) "Superior Proposal" shall mean a bona fide proposal or offer made by a third party to acquire the Company pursuant to a tender or exchange offer, a merger, consolidation or other business combination or a sale of all or substantially all of the assets of the Company and its subsidiaries on terms which a majority of the members of the Board of Directors of the Company determines in their good faith reasonable judgment to be more favorable to the Company's stockholders than the transactions contemplated by the Merger Agreement and for which any required financing is committed or which a majority of such members, having received the advice of an independent financial advisor, determines in their good faith judgment is reasonably capable of being financed by such third party.

  Options. Prior to the commencement of the Offer, the Company has agreed to adopt procedures pursuant to which each outstanding stock option of the Company, stock appreciation right, limited stock appreciation right and other stock based award may be exercised for a cash payment in an amount equal to the product of (i) the number of Shares subject or related to such option, right or award and (ii) the excess of the Offer Price over the exercise or purchase price per Share subject or related to such option, right or award (such payment to be net of applicable withholding taxes).

  Restricted Stock. Prior to the commencement of the Offer, the Company has agreed to cause the restrictions on restricted Shares granted under the Company's compensation plans and arrangements to lapse effective upon the consummation of the Offer and to adopt procedures to enable all holders thereof to tender such Shares pursuant to the terms of the Offer.

  Indemnification. From and after the Effective Time, Parent agrees to cause the Surviving Corporation to exculpate, indemnify and hold harmless all past and present officers and directors of the Company and its subsidiaries to the same extent such persons are currently exculpated and indemnified by the Company pursuant to the Company's Charter and By-Laws for acts or omissions occurring at or prior to the Effective Time. Parent will cause the Surviving Corporation to provide, for an aggregate period of not less than six years from the Effective Time, the Company's current directors and officers an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time (the "D&O Insurance") that is no less favorable than the Company's existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 175% of the last annual premium paid prior to the date hereof, but in such case shall purchase as much coverage as possible for such amount.

  Employee Benefits. The Parent has agreed that it will cause the Company, and each subsidiary of the Company, to honor from and after the Effective Time, the employee benefits plans of the Company and its subsidiaries ("Company Plans"); provided, however, that Parent may cause the Company to amend or terminate any such plan in accordance with its terms and applicable law. To the extent that after consummation of the Offer Parent shall cause the amendment, modification or termination of any Company Plan, Parent shall cause the affected employees, former employees and retirees to receive benefits of the type affected by such amendment, modification or termination no less favorable than the comparable type of benefits provided to similarly situated employees, former employees and retirees of Parent or its affiliates ("Parent-Provided Plans").

  For purposes of eligibility to participate, vesting and eligibility for and accrual of benefits under the Company Plans and Parent-Provided Plans, all service of any individual who is an employee of the Company or a subsidiary of the Company immediately prior to the Effective Time (a "Company Employee") with the Company and/or any subsidiaries of the Company prior to the Effective Time shall, after the Effective Time, be treated as service with the Company, all subsidiaries of the Company, the Parent and/or subsidiaries of the Parent (as applicable); provided, however, that with respect to a Company Employee's service prior to the Effective Time the Parent shall not be required to provide any benefit under any defined benefit pension plan to such Company Employee in an amount greater than the benefit such Company Employee has accrued as of the Effective Time, except that in determining the amount of such accrued benefit, compensation paid to such Company Employee on or after the Effective Time shall be counted to the extent that the compensation of such Company Employee after the Effective Time remains a factor used in determining such accrued benefit under such plan. The Company, the subsidiaries of the Company, the Parent and the subsidiaries of the Parent have agreed to cause all Company Plans and Parent-Provided Plans to (x) waive any pre-existing condition limitations otherwise applicable on and after the Effective Time to employees of the Company who are not subject to pre-existing condition limitations immediately prior to the Effective Time, and (y) provide that any expenses incurred by employees of the Company (and their dependents) during any plan year within which the Effective Time occurs shall be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions under the Company Plans and Parent-Provided Plans.

  At the Effective Time, the employment of Frank G. Zarb with the Surviving Corporation will be terminated without cause.

  Board Representation. The Merger Agreement provides that promptly after such time as Offeror acquires Shares pursuant to the Offer, Offeror shall be entitled to designate at its option up to that number of directors, rounded to the nearest whole number, of the Company's Board of Directors, subject to compliance with Section 14(f) of the Exchange Act, as will make the percentage of the Company's directors designated by Offeror equal to the aggregate voting power of the Shares (assuming the exercise of all options to purchase, and the conversion or exchange of all securities convertible or exchangeable into, shares of the Company Common Capital Stock, other than the conversion of the shares of Class B Preferred Stock); provided, however, that in the event that Offeror's designees are elected to the Board of Directors of the Company, until the Effective Time, such Board of Directors shall have at least three directors who are directors on the date of the Merger Agreement and who are not officers of the Company (the "Independent Directors"); and provided, further, that in such event, if the number of Independent Directors shall be reduced below three for any reason whatsoever, the remaining Independent Directors shall designate a person to fill such vacancy who shall be deemed to be an Independent Director for purposes of the Merger Agreement or, if no Independent Directors then remain, the other directors shall designate three persons to fill such vacancies who shall not be officers or affiliates of the Company or any of its subsidiaries, or officers or affiliates of Parent or any of its subsidiaries, and such persons shall be deemed to be Independent Directors for purposes of the Merger Agreement. Subject to applicable law, the Company has agreed to take all action requested by Parent which is reasonably necessary to effect any such election, including mailing to its stockholders the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. In connection with the foregoing, the Company will promptly, at the option of Parent, either increase the size of the Company's Board of Directors and/or obtain the resignation of such number of its current directors as is necessary to enable Offeror's designees to be elected or appointed to the Company's Board of Directors as provided above.

  Conditions Precedent. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions: (a) if required by applicable law, the stockholders of the Company shall have approved the Merger; provided, however, that Parent and Offeror shall vote all of their shares of capital stock of the Company entitled to vote thereon in favor of the Merger, (b) no statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other governmental entity preventing the consummation of the Merger shall be in effect; provided, however, that each of the parties shall have used its reasonable best efforts to prevent the entry of any such temporary restraining order, injunction or other order and to appeal as promptly as possible any injunction or other order that may be entered, (c) Offeror shall have previously accepted for payment and paid for Shares pursuant to the Offer; provided, however, that this condition will be deemed satisfied with respect to the obligations of Parent or Offeror if Offeror fails to accept for payment and pay for any Shares pursuant to the Offer in violation of the terms of the Merger Agreement and (d) any waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), applicable to the Merger shall have expired or been terminated.

  Termination. The Merger Agreement provides that it may be terminated at any time prior to the Effective Time, whether before or after the approval of the stockholders of the Company: (a) by mutual written consent of Parent and the Company; (b) by either Parent or the Company: (i) if (x) as a result of the failure of any of the conditions to the Offer as set forth in this Offer to Purchase (see Section 15), the Offer shall have terminated or expired in accordance with its terms without the Offeror having accepted for payment any Shares pursuant to the Offer or (y) all of the conditions to the Offer set forth in this Offer to Purchase have not been satisfied prior to April 1, 1997; provided, however, that the right to terminate the Merger Agreement pursuant to this clause (b)(i) shall not be available to any party whose failure to perform any of its obligations under the Merger Agreement results in the failure of any such condition to the Offer or if the failure of such condition to the Offer results from facts or circumstances that constitute a breach of representation or warranty under the Merger Agreement by such party; or (ii) if any governmental entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by the Merger Agreement and such order, decree or ruling or other action shall have become final and nonappealable; provided, however, that Parent shall, if necessary to prevent any such issuance or the taking of such action, offer to accept an order to divest such of the Company's or Parent's assets and businesses as may be necessary to forestall such injunction or order and to hold separate such assets and business pending such divestiture, but only if the amount of such assets and businesses is not material to the assets or profitability of the Company and its subsidiaries taken as a whole or Parent and its subsidiaries taken as a whole, respectively; (c) by Parent or Offeror prior to the purchase of Shares pursuant to the Offer in the event of a breach by the Company of any representation, warranty, covenant or other agreement contained in the Merger Agreement which (i) would give rise to the failure of condition (d) or (e) described below in Section 15 and (ii) cannot be or has not been cured within 20 days after the giving of written notice to the Company; (d) by Parent or Offeror if either Parent or Offeror is entitled to terminate the Offer as a result of the occurrence of any event set forth in paragraph (c) described below in Section 15; (e) by either Parent or the Company if the Board of Directors of the Company reasonably determines that a Takeover Proposal constitutes a Superior Proposal and the Board of Directors of the Company determines, in its good faith judgment, based on the opinion of the independent outside legal counsel to the Company, that failing to terminate the Merger Agreement would constitute a breach of such Board's duties under applicable law; provided, however, that the Company may not terminate the Merger Agreement pursuant to this clause (e) unless and until 48 hours have elapsed following delivery to Parent of a written notice of such determination by the Board of Directors of the Company; provided, further, that the Company may not terminate the Merger Agreement pursuant to this clause (e) unless simultaneously with such termination the Company pays to Parent the Termination Fee (as defined below); and provided, further, that any termination by Parent pursuant to this clause (e) shall in no way constitute an admission that the Company complied with the provisions of the Merger Agreement, or prejudice any claim by Parent that the Company did not comply with the provisions of the Merger Agreement; (f) by the Company, if (i) any of the representations or warranties of Parent or Offeror set forth in the Merger Agreement that are qualified as to materiality shall not be true and correct in any respect or any such representations or warranties that are not so qualified shall not be true and correct in any material respect, or (ii) Parent or Offeror shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of Parent or Offeror to be performed or complied with by it under the Merger Agreement and, in the case of (i) or (ii), such untruth or incorrectness or failure cannot be or has not been cured within 20 days after the giving of written notice to Parent or Offeror, as applicable; or (g) by the Company, (i) if the Offer has not been timely commenced or (ii) Offeror shall not have accepted for payment any Shares pursuant to the Offer prior to April 1, 1997. In the event of a termination of the Merger Agreement by either the Company or Parent, the Merger Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Offeror or the Company or their respective officers or directors, except for the provisions pertaining to the payment of certain expenses and fees and except for certain confidentiality obligations of the parties.

  Fees and Expenses. Except as provided in the Merger Agreement, whether or not the Merger is consummated, all costs and expenses incurred by a party to the Merger Agreement in connection with the Merger Agreement and the transactions contemplated thereby, including, without limitation, the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the party incurring such costs and expenses, provided that all printing expenses and filing fees shall be divided equally between Parent and the Company.

  The Company has agreed in the Merger Agreement that it will pay, or cause to be paid, in same day funds to Parent $35 million (the "Termination Fee") upon demand if: (i) Parent or Offeror terminates the Merger Agreement under clause
(d) set forth above under "Termination" following the occurrence of any event set forth in clause (i) or (ii) of paragraph (c) described below in Section 15 and within six months following such termination a Third Party Acquisition Event occurs; (ii) the Company terminates the Merger Agreement pursuant to clause (e) set forth above under "Termination"; or (iii) if the Merger Agreement is terminated and prior thereto a Third Party Acquisition Event (as defined herein) occurred.

  The Parent has agreed in the Merger Agreement that it will pay, or cause to be paid, in same day funds to the Company $35 million (the "Parent Minimum Damages") upon demand if the Company shall have terminated the Merger Agreement pursuant to clause (f) set forth above under "Termination", including, without limitation, based upon a breach by Parent or Offeror of its obligation to use its reasonable best efforts to cause the purchase of Shares pursuant to the Offer and the consummation of the Merger to occur as soon as practicable; provided, however, that the Parent Minimum Damages shall be repaid to Parent if, within six months following such termination, a Third Party Acquisition Event shall occur having a value per share of Common Stock of not less than the Offer Price.

  For purposes of the Merger Agreement, a "Third Party Acquisition Event" means any of the following events: (A) any person, other than Parent or its subsidiaries, acquires or becomes the beneficial owner of 30% or more of the outstanding shares of the Company Common Capital Stock; (B) any new group is formed which, at the time of formation, beneficially owns 30% or more of the outstanding shares of the Company Common Capital Stock (other than a group which includes or may reasonably be deemed to include Parent or any of its subsidiaries); (C) the Company enters into an agreement, including, without limitation, an agreement in principle, providing for a merger or other business combination involving the Company or the acquisition of a substantial interest in, or a substantial portion of the assets, business or operations of, the Company and its subsidiaries (other than the transactions contemplated by this Agreement); or (D) any person (other than Parent or its subsidiaries) is granted any option or right, conditional or otherwise, to acquire or otherwise become the beneficial owner of shares of the Company Common Capital Stock that results or would result in such person being the beneficial owner of 30% or more of the outstanding shares of the Company Common Capital Stock.

 Stock Purchase and Sale Agreement

  Pursuant to the Stock Purchase and Sale Agreement, and subject to the terms and conditions thereof, the Parent agreed to buy and AIG agreed to sell for $317.5 million all shares of Series B Preferred Stock owned by AIG or its subsidiaries. The Stock Purchase and Sale Agreement provides that the sale of the Series B Preferred Stock will close on the date which is two business days after Parent or any affiliate of the Parent first acquires any equity interest in the Company or any right or security convertible or exercisable into any such interest.

  Pursuant to the terms of the Stock Purchase and Sale Agreement, Parent agreed that it will not waive or modify its rights under the Merger Agreement that requires the Company to pay dividends on the Series B Preferred Stock in cash after December 15, 1996. The Stock Purchase and Sale Agreement provides that all the rights and preferences of the Series B Preferred Stock shall remain in full force and effect until the Closing; provided, however, that AIG agrees to suspend voluntarily its rights under certain sections of the Articles Supplementary and its right to require the Company to repurchase any of the Series B Preferred Stock pursuant to the Articles Supplementary related thereto, in each case until the earlier of the closing or termination of the Stock Purchase and Sale Agreement. AIG has agreed that it will not transfer, assign, sell, pledge or otherwise dispose of any of the Series B Preferred Stock to any third party, other than as contemplated in the Stock Purchase and Sale Agreement, until the earlier of the closing or the termination of the Stock Purchase and Sale Agreement.

14. DIVIDENDS AND DISTRIBUTIONS.

  The Merger Agreement provides that neither the Company nor any of its subsidiaries will, among other things, from the date of the Merger Agreement until the time as Parent's designees shall constitute a majority of the Board of Directors of the Company (a) (x) declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise make any payments to its stockholders in their capacity as such (other than regular quarterly dividends of not more than $.90625 per share on the Series A Convertible Preferred Stock and of not more than $.025 per share on the Shares, a regular quarterly payment-in-kind dividend in respect of the Series B Preferred Stock on December 15, 1996 and thereafter cash dividends of not more than $1.00 per share on the Series B Preferred Stock, in each case declared and paid on dates consistent with past practice), (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or
(z) except as required under existing employee benefit plans, agreements, policies, awards or arrangements in effect on the date of the Merger Agreement, or pursuant to the Company's Employee Stock Option Exchange Program communicated to participants on November 26, 1996, purchase, redeem or otherwise acquire any shares of its capital stock or those of any subsidiary or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities; or (b) except as required under existing employee benefit plans, agreements, policies, awards or arrangements in effect on the date of the Merger Agreement, or pursuant to the Company's Employee Stock Option Exchange Program communicated to participants on November 26, 1996, issue, deliver, sell, pledge, dispose of or otherwise encumber any shares of its capital stock, any other voting securities or equity equivalent or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities, equity equivalent or convertible securities (other than the issuance of Shares upon the exercise of stock options of the Company outstanding on the date of the Merger Agreement in accordance with their current terms, the issuance of Shares upon the retraction, redemption or conversion of RSC Shares, or shares of Class C Common Stock, Series A Convertible Preferred Stock or Series B Preferred Stock, in each case in accordance with the terms thereof, and the issuance on December 15, 1996 of shares of Series B Preferred Stock as a regular quarterly payment-in-kind dividend in accordance with the terms thereof).

15. CERTAIN CONDITIONS TO THE OFFEROR'S OBLIGATIONS.

  Notwithstanding any other term of the Offer or the Merger Agreement, Offeror shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-l(c) under the Exchange Act (relating to Offeror's obligation to pay for or return tendered Shares after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer unless (i) there shall have been validly tendered and not withdrawn prior to the expiration of the Offer such number of Shares that would constitute a majority of the combined voting power of the shares of the Company Common Capital Stock (assuming the exercise of all options to purchase, and the conversion or exchange of all securities convertible or exchangeable into, shares of the Company Common Stock outstanding at the Expiration Date of the Offer, other than the conversion of the shares of the Series B Preferred Stock), (ii) any waiting period under the HSR Act or the Competition Act (Canada) applicable to the purchase of Shares pursuant to the Offer shall have expired or been terminated and (iii) the approvals of the Department of Insurance of the States of Delaware, New York and Vermont, shall have been received with respect to the acquisition of control (or the disclaimer thereof) resulting from the transactions contemplated by the Merger Agreement of the insurance-underwriting subsidiaries of the Company organized under the laws of Delaware and New York, respectively. Furthermore, notwithstanding any other term of the Offer or the Merger Agreement, Offeror shall not be required to accept for payment or, subject as aforesaid, to pay for any Shares not theretofore accepted for payment or paid for, and may terminate the Offer if, at any time on or after the date of the Merger Agreement and before the acceptance of such Shares for payment or the payment therefor, any of the following conditions exists (other than as a result of any action or inaction of Parent or any of its subsidiaries that constitutes a breach of the Merger Agreement):

    (a) there shall be instituted by any governmental entity any suit, action or proceeding (i) making illegal or prohibiting the acquisition by Parent or Offeror of any Shares under the Offer, making illegal or prohibiting the making or consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by the Merger Agreement, or seeking to obtain from the Company, Parent or Offeror any damages that are material in relation to the Company and its subsidiaries taken as a whole, (ii) prohibiting or materially limiting the ownership or operation by the Company, Parent or any of their respective subsidiaries of any material business or assets of the Company and its subsidiaries, or Parent and its subsidiaries, or compelling the Company or Parent to dispose of or hold separate any material business or assets of the Company and its subsidiaries, or Parent and its subsidiaries, as a result of the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement, (iii) imposing material limitations on the ability of Parent or Offeror to acquire or hold, or exercise full rights of ownership of, any Shares to be accepted for payment pursuant to the Offer, including, without limitation, the right to vote such Shares on all matters properly presented to the stockholders of the Company, or (iv) prohibiting Parent or any of its subsidiaries from effectively controlling any business or operations of the Company or its subsidiaries, provided, however, that Parent shall, if necessary to prevent any such consequence, offer to accept an order to divest such of the Company's or Parent's assets and businesses as may be necessary to prevent such consequence and to hold separate such assets and businesses pending such divestiture, but only if the amount of such assets and businesses is not material to the assets or profitability of the Company and its subsidiaries taken as a whole or Parent and its subsidiaries taken as a whole, as the case may be;

    (b) there shall be enacted, entered, enforced, promulgated or deemed applicable to the Offer or the Merger by any governmental entity, any statute, rule, regulation, judgment, order or injunction, other than the application to the Offer or the Merger of applicable waiting periods under the HSR Act or the

  Competition Act (Canada), that would reasonably be expected to result, directly or indirectly, in any of the consequences referred to in clauses
  (i) through (iv) of paragraph (a) above;

    (c) (i) the Board of Directors of the Company or any committee thereof shall have withdrawn or modified in a manner adverse to Parent or Offeror its approval or recommendation of the Offer, the Merger or the Merger Agreement, or approved or recommended any Takeover Proposal or (ii) the Board of Directors of the Company or any committee thereof shall have resolved to take any of the foregoing actions (it being understood that the taking and disclosing to the Company's stockholders of a position contemplated by Rule 14d-9(e) promulgated under the Exchange Act shall not constitute an event referred to in clause (i) or (ii));

    (d) any of the representations and warranties of the Company set forth in the Merger Agreement that are qualified as to materiality shall not be true and correct in any respect or any such representations and warranties that are not so qualified shall not be true and correct in any material respect, in each case as if such representations and warranties were made as of such time;

    (e) the Company shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it under the Merger Agreement;

    (f) there shall have occurred and continued to exist for not less than three business days (i) any general suspension of trading in, or limitation on prices for, securities on a national securities exchange in the United States (excluding any coordinated trading halt triggered solely as a result of a specified decrease in a market index) or (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States; or

    (g) the Merger Agreement shall have been terminated in accordance with its terms.

  The foregoing conditions are for the sole benefit of Parent and Offeror and may, subject to the terms of the Merger Agreement, be waived by Parent and Offeror in whole or in part at any time and from time to time in their sole discretion. The failure by Parent or Offeror at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances and each such right will be deemed an ongoing right that may be asserted at any time and from time to time.

  Should the Offer be terminated pursuant to the foregoing provisions, all tendered Shares not theretofore accepted for payment shall forthwith be returned by the Depositary to the tendering stockholders.

16. CERTAIN LEGAL MATTERS.

  Except as set forth in this Section, the Offeror is not aware of any approval or other action by any governmental or administrative agency which would be required for the acquisition or ownership of Shares by the Offeror as contemplated herein. Should any such approval or other action be required, it will be sought, but the Offeror has no current intention to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such matter, subject, however, to the Offeror's right to decline to purchase Shares if any of the conditions specified in Section 15 shall have occurred. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions, or that adverse consequences might not result to the Company's business or that certain parts of the Company's business might not have to be disposed of if any such approvals were not obtained or other action taken.

  U. S. Antitrust. Under the provisions of the HSR Act applicable to the Offer, the acquisition of Shares under the Offer may be consummated following the expiration of a 15-day waiting period following the filing by the Parent of a Premerger Notification and Report Form with respect to the Offer, unless the Parent receives a request for additional information or documentary material from the Department of Justice, Antitrust Division (the "Antitrust Division") or the Federal Trade Commission ("FTC") or unless early termination of the waiting period is granted. The Parent made such a filing on December 13, 1996 and, accordingly, the initial waiting period will expire on December 28, 1996. If, within the initial 15-day waiting period, either the Antitrust Division or the FTC request additional information or documentary material concerning the Offer, the waiting period will be extended through the tenth day after the date of substantial compliance by all parties receiving such requests. Complying with a request for additional information or documentary material can take a significant amount of time.

  The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the Offeror's proposed acquisition of the Company. At any time before or after the Offeror's acquisition of Shares pursuant to the Offer, the Antitrust Division or the FTC could take such action under the antitrust laws as either deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or the consummation of the Merger, or seeking the divestiture of Shares acquired by the Offeror or the divestiture of substantial assets of the Company or its subsidiaries or the Parent or its subsidiaries. Private parties may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer or to the consummation of the Merger on antitrust grounds will not be made, or, if such a challenge is made, of the result thereof.

  If any applicable waiting period under the HSR Act has not expired or been terminated prior to the Expiration Date, the Offeror will not be obligated to proceed with the Offer or the purchase of any Shares not theretofore purchased pursuant to the Offer. See Section 15.

  Canadian Antitrust. Certain provisions of the Competition Act (Canada) require pre-merger notification to the Director of Investigation and Research (the "Canadian Director") of significant transactions, which may include the acquisition of a large percentage of the stock of a public company which has Canadian operations, or a merger or amalgamation involving such an entity. Pre-merger notification is generally required with respect to transactions in which the parties to the transaction and their affiliates have assets in Canada, or annual gross revenues from sales in, from or into Canada, in excess of Cdn. $400 million and which involve the direct or indirect acquisition of an operating business in Canada of which the value of the Canadian assets, or the annual gross revenues from sales in or from Canada generated from such assets, exceed Cdn. $35 million. In the case of an acquisition of shares of a public company, the transaction must also result in the acquiror holding voting shares which carry more than 20% of the outstanding votes (or more than 50% if the acquiror already holds 20% or more) attached to all the voting shares of the public company. If a transaction is subject to the pre-merger notification requirements, notice must be given either seven days ("Short-Form Filing") or 21 days ("Long-Form Filing"), at the option of the notifier, prior to the completion of the transaction. The Canadian Director may waive the waiting period, or during the seven-day period require submission of the Long-Form Filing and observance of the 21-day waiting period. The 21-day waiting period cannot be extended. After the applicable waiting period expires or is waived, the transaction may be completed.

  The Canadian Director may apply to the Competition Tribunal, a specialized tribunal empowered to deal with certain matters governed by the Competition Act with respect to a "merger" (as defined in the Competition Act) and, if the Competition Tribunal finds that the merger prevents or lessens or is likely to prevent or lessen competition substantially, it may order that the merger not proceed or, in the event that the merger has been completed, order its dissolution or the disposition of some or all the assets or shares involved. A merger may be subjected to an order of the Competition Tribunal whether or not it is a notifiable transaction and whether or not any applicable waiting period has expired.

  The Offeror intends to file any required notice with respect to the Offer and the Merger with the Canadian Director and, to the extent necessary, observe any applicable waiting period.

  German Antitrust. The merger is subject to German antitrust law, which requires the pre-closing approval of any merger or acquisition, where (i) one party has consolidated worldwide net sales in its most recent financial year exceeding DM 2 billion or each of at least two parties to such a transaction has consolidated worldwide net sales exceeding DM 1 billion, and (ii) such transaction has effects in Germany. Accordingly, a pre-closing notification must be filed with the German Federal Cartel Office in connection with the Merger. The German

Federal Cartel Office has an initial one-month review period in which it may either (i) approve the Merger, or (ii) initiate an investigation to examine the consequences of the Merger, which investigation cannot last more than a total of four months from the date of the original notification unless the parties to the transaction have agreed to an extension of that period. The German Federal Cartel Office can prohibit the Merger even after expiration of the four-month period if the transaction is being completed before either the expiration of the initial one-month period without an earlier clearance notice from the Federal Cartel Office or, if an investigation of the Merger has been initiated, after the expiration of the four-month period. The Merger will not be effective under German law if a notice of prohibition is issued by the German Federal Cartel Office within the requisite waiting period or until (i) the one-month waiting period has expired and no additional investigation has been initiated, (ii) the four-month waiting period has expired or (iii) clearance notice from the German Federal Cartel Office is received. Breach of the relevant legislation or closing the transaction without clearance or before the expiration of the relevant waiting periods may constitute an administrative offense and subject the Offeror and the Company to fines. On December 16, 1996, Parent filed a notification with the German Federal Cartel Office in connection with the Merger. Accordingly, the initial one-month review period will expire on January 17, 1997, unless the German Federal Cartel Office commences an investigation of the Merger or approves the Merger prior thereto.

  Maryland State Takeover Laws. Subtitle 6 of Title 3 of the Maryland GCL (the "Maryland Business Combination Law") prohibits certain "business combinations" (including certain mergers, consolidations, share exchanges, sales or dispositions of assets, issuances of stock, liquidations, reclassifications and benefits from the corporation, including loans or guarantees) between a Maryland corporation and any interested shareholder (defined generally as any person who, directly or indirectly, beneficially owns 10 percent or more of the outstanding voting power of the stock of the corporation or an affiliate of the corporation that, at any time within the two-year period prior to the date in question, was the beneficial owner of ten percent or more of the voting power of the corporation's outstanding voting stock) for five years after the most recent date on which the interested shareholder became an interested shareholder. After such five-year period, any such business combination must be approved by two supermajority shareholder votes, unless, among other conditions, the corporation's common stockholders receive a minimum price (as calculated in the Maryland GCL) for their shares in cash or in the same form as previously paid by the interested shareholder for its shares. These provisions of the Maryland GCL do not apply to a business combination with an interested shareholder that is approved or exempted from the supermajority vote requirements by the board of directors of the corporation prior to the date on which the interested shareholder became such. The Company's Board of Directors has approved the Offer, the Merger and the Stock Purchase and Sale Agreement. Accordingly, the Maryland Business Combination Law is inapplicable to the Offer and the Merger.

  Subtitle 7 of Title 3 of the Maryland GCL (the "Maryland Control Share Act") generally prohibits an acquiring person from voting control shares (as described below) of a Maryland corporation acquired pursuant to a control share acquisition (as described below), unless voting rights for such shares shall have been approved by the shareholders of the corporation by the affirmative vote of two-thirds of all votes entitled to be cast (other than interested shares, as described below) or unless the shares are acquired pursuant to a merger agreement with the corporation or the corporation's charter or by-laws contain a provision, adopted prior to the acquisition, permitting the acquisition of such shares. "Control shares" generally mean shares of a corporation acquired by a person within any of the following ranges of voting power: (i) one-fifth or more, but less than one-third of all voting power; (ii) one-third or more, but less than a majority of all voting power; or (iii) a majority or more of all voting power. "Control share acquisition" generally means the acquisition of, ownership of, or the power to direct the exercise of voting power with respect to, control shares, but does not include the acquisition of shares in a merger, consolidation or share exchange to which the corporation is a party. "Interested shares" generally mean shares of a corporation in respect of which an acquiring person, an officer of the corporation or an employee of the corporation who is also a director of the corporation is entitled to exercise voting power in the election of directors. The Company's By-laws exempt any acquisition of shares of stock of the Company from the Maryland Control Share Act.

  Other State Takeover Laws. A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects in such states. In Edgar
v. MITE Corp., in 1982, the Supreme Court of the United States (the "U.S. Supreme Court") invalidated on constitutional grounds the Illinois Business Takeover statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However in 1987, in CTS Corp. v. Dynamics Corp. of America, the U.S. Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquirer from voting on the affairs of a target corporation without the prior approval of the remaining stockholders. The state law before the U.S. Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there.

  The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. The Offeror does not know whether any of these laws will, by their terms, apply to the Offer or the Merger and has not complied with any such laws. Should any person seek to apply any state takeover law, the Offeror will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws is applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, the Offeror might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, the Offeror might be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer and the Merger. In such case, the Offeror may not be obligated to accept for payment any Shares tendered. See
Section 15.

  State Insurance Approvals. The Company currently owns domestic insurers organized under the laws of New York, Delaware and Vermont. The Insurance Holding Company System Act of those states requires the Parent to file information with the insurance commissioner in order to obtain approval of the acquisition of control of a domestic insurer. The Insurance Codes of those states include a presumption of control arising from the ownership, directly or indirectly, of 10% or more of the insurer's voting securities. Applications for acquisition of control (Form A) have been filed by Parent in New York, Delaware and Vermont. In these states, public hearings are discretionary and there are no periods within which such decisions must be rendered, although hearings are not anticipated with respect to the Parent's filings.

  If the Parent is unable to receive or is delayed in receiving the approval of any Insurance Department, the Offeror might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in continuing or purchasing Shares pursuant to the Offer. In such case, the Offeror may not be obligated to accept for payment or pay for Shares. See "Section 15--Certain Conditions to the Offeror's Obligations."

17. FEES AND EXPENSES.

  Neither the Offeror nor the Parent, nor any officer, director, stockholder, agent or other representative of the Offeror or the Parent, will pay any fees or commissions to any broker, dealer or other person (other than the Dealer Manager, the Information Agent and the Depositary) for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies and other nominees will, upon request, be reimbursed by the Offeror for customary mailing and handling expenses incurred by them in forwarding materials to their customers.

  Lazard Freres & Co. LLC ("Lazard Freres") is acting as Dealer Manager in connection with the Offer and has provided certain financial advisory services to the Parent and the Offeror in connection with the proposed acquisition of the Shares. Parent paid Lazard Freres a fee of $1,250,000 upon commencement of the Offer and has agreed to pay Lazard Freres an additional fee of $3,750,000 upon the earlier of the acquisition by Parent of beneficial ownership of more than 50% of the Shares or the consummation of the Offer or the Merger. In addition, Parent has agreed to reimburse Lazard Freres for its out-of-pocket expenses related to its engagement, including the fees and expenses of its counsel, and has agreed to indemnify Lazard Freres against certain liabilities and expenses, including under the federal securities laws.

  The Offeror has retained Georgeson & Company Inc., as Information Agent, and First Chicago Trust Company of New York, as Depositary, in connection with the Offer. The Information Agent and the Depositary will receive reasonable and customary compensation for their services hereunder and reimbursement for their reasonable out-of-pocket expenses. The Information Agent and the Depositary will also be indemnified by the Offeror against certain liabilities in connection with the Offer. The Information Agent may contact holders of Shares by mail, telex, telegraph and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners of Shares.

18. MISCELLANEOUS.

  The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares residing in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Offeror by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

  No person has been authorized to give any information or make any representation on behalf of the Offeror other than as contained in this Offer to Purchase or in the Letter of Transmittal and, if any such information or representation is given or made, it should not be relied upon as having been authorized by the Offeror or the Parent.

  The Offeror and the Parent have filed with the Commission the Schedule 14D-1, pursuant to Section 14(d)(1) of the Exchange Act and Rule 14d-3 promulgated thereunder, furnishing certain information with respect to the Offer. Such
Schedule 14D-1 and any amendments thereto, including exhibits, may be examined and copies may be obtained at the same places and in the same manner as set forth with respect to the Company in Section 8 (except that they will not be available at the regional offices of the Commission).

                                          Subsidiary Corporation, Inc.

December 16, 1996

                                                                        ANNEX I

                 CERTAIN INFORMATION CONCERNING THE DIRECTORS
             AND EXECUTIVE OFFICERS OF THE PARENT AND THE OFFEROR

  1. DIRECTORS AND EXECUTIVE OFFICERS OF THE PARENT. Set forth below are the name, current business address, citizenship, present principal occupation or employment and five-year employment history of each director and executive officer of the Parent. Years of service as a director of Parent may include service with Combined Insurance Company of America ("Combined Insurance"), a subsidiary of Parent, or Ryan Insurance Group, Inc. ("Ryan Group"), which merged with Parent in 1982. Unless otherwise indicated, each such person's business address is 123 N. Wacker Drive, Chicago, Illinois 60606. Except as indicated below, all persons listed below are citizens of the United States.

                                PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND
                                                   MATERIAL
  NAME AND BUSINESS ADDRESS          POSITIONS HELD DURING PAST FIVE YEARS
  -------------------------     ----------------------------------------------
Patrick G. Ryan.............. Mr. Ryan has been Chairman of the Board of Parent since 1990 and President and Chief Executive
                              Officer of Parent since the merger of Parent and
                              Ryan Group in 1982. Prior to the merger, Mr. Ryan
                              served as Chairman of the Board and Chief
                              Executive Officer of Ryan Group. Mr. Ryan is a
                              director of First Chicago NBD Corporation,
                              Chairman of the Board of Trustees of Northwestern
                              University and a Trustee of Rush-Presbyterian-St.
                              Luke's Medical Center.
Michael A. Conway............ Mr. Conway has served as Senior Vice President and
                              Senior Investment Officer of Parent since 1991.
                              Mr. Conway was Vice President of Combined
                              Insurance from 1980 to 1984. Following other
                              employment, Mr. Conway rejoined Parent in 1990 as
                              Senior Vice President of Combined Insurance. He
                              also serves as a director or officer of certain of
                              Parent's subsidiaries.
Daniel T. Cox................ Mr. Cox has served as Executive Vice President of
                              Parent since 1991 and has headed Parent's benefits
                              consulting operation since 1987. He also serves as
                              a director or officer of certain of Parent's
                              subsidiaries.
Harvey N. Medvin............. Mr. Medvin became Vice President and Chief
                              Financial Officer of Parent in 1982 and was
                              elected Executive Vice President, Chief Financial
                              Officer and Treasurer of Parent in 1987. He also
                              serves as a director or officer of certain of
                              Parent's subsidiaries.
Raymond I. Skilling.......... Mr. Skilling is an attorney at law and a Solicitor of the English Supreme Court. Mr. Skilling has
                              served as a director of Parent since 1977. He
                              serves as Executive Vice President and Chief
                              Counsel of Parent. He has been employed by the
                              Company since 1976, prior to which he was a
                              partner in the international law firm now called
                              Clifford Chance, headquartered in London, England.
                              Mr. Skilling has been a legal advisor to Parent
                              since 1967. Mr. Skilling is a citizen of the
                              United Kingdom.
Daniel T. Carroll............ Mr. Carroll has served as a director of Parent
 The Carroll Group, Inc.      since 1980. Mr. Carroll is Chairman and President
 2355 W. Station Blvd.        of The Carroll Group, Inc. From early 1980 until
 Suite 2-2                    early 1982, he was President and Chief Executive
 Ann Arbor, Michigan 48103    Officer and a director of Hoover Universal, Inc.
                              From 1975 until early 1980, he was President of
                              Gould Inc. He

                                PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND
                                                   MATERIAL
 NAME AND BUSINESS ADDRESS           POSITIONS HELD DURING PAST FIVE YEARS
 -------------------------      ----------------------------------------------
                              is a director of A. M. Castle Co.; American
                              Woodmark Corporation; Comshare, Inc.; DeSoto,
                              Inc.; Diebold, Inc.; Oshkosh Truck Corporation;
                              Wolverine World Wide, Inc.; and Woodhead
                              Industries, Inc.
Franklin A. Cole............  Mr. Cole has served as a director of Parent since
 Croesus Corporation          1984. Mr. Cole, since 1984, has been Chairman of
 11 S. LaSalle St.            Croesus Corporation, a personal investment
 Suite 2710                   company. From 1971 to 1984, he was Chairman and
 Chicago, Illinois 60603      Chief Executive Officer of Walter E. Heller
                              International Corporation (renamed Amerifin
                              Corporation in January 1984), a worldwide
                              diversified financial services company. Mr. Cole
                              is also a director of American National
                              Corporation and its subsidiary, American National
                              Bank and Trust Company of Chicago; CNA Income
                              Shares, Inc.; Duff & Phelps Utilities Income Inc.;
                              GATX Corporation; Local Initiatives Support
                              Corporation; and Peoples Energy Corporation. He is
                              Vice Chairman of the Board of Trustees of
                              Northwestern University and Chairman of The
                              Chicago Human Relations Foundation.
Edgar D. Jannotta...........  Mr. Jannotta has served as a director of Parent
 William Blair & Company,     since 1995. On January 2, 1996, William Blair &
 L.L.C.                       Company, L.L.C. converted from a partnership at
 222 W. Adams St.             which time Mr. Jannotta was named Senior
 33rd Floor                   Principal. Prior to this conversion, Mr. Jannotta
 Chicago, Illinois 60606      joined William Blair & Company in May 1959 as an
                              Associate, became a Partner in January 1965,
                              Assistant Managing Partner in June 1973, Managing
                              Partner in September 1977, and Senior Partner in
                              January 1995. He is a director of AAR Corp.;
                              Bandag Incorporated; Commonwealth Edison Company;
                              Molex Incorporated; New York Stock Exchange, Inc.;
                              Oil-Dri Corporation of America; and Safety-Kleen
                              Corp.
Perry J. Lewis..............  Mr. Lewis has served as a director of Parent since
 Morgan Lewis Githens & Ahn,  1972. Mr. Lewis is a Managing Director of Morgan
 Inc.                         Lewis Githens & Ahn, Inc., a New York investment
 Two Greenwich Plaza          banking firm. Until October 1, 1979, Mr. Lewis was
 Greenwich, Connecticut       Senior Vice President and a director of Smith
 06830                        Barney, Harris Upham & Co., Inc. He is a director
                              of Haynes International, Inc.; Quaker Fabric
                              Corporation; Tyler Corporation; ITI Technologies,
                              Inc.; Evergreen Media Corporation; and Stuart
                              Entertainment, Inc.
Joan D. Manley..............  Mrs. Manley has served as a director of Parent
 P.O. Box 1353                since 1984. From 1960 to 1984, Mrs. Manley was
 Dillon, Colorado 80435       with Time Incorporated, serving as a Group Vice-
                              President from 1975 to 1984 and as a director from
                              1978 to 1984. She is also a director of Big Flower
                              Press Holdings, Inc.; Sara Lee Corporation;
                              Scholastic, Inc.; and Viking Office Products, Inc.
                              She sits on the boards of the Keystone Center and
                              The Summit Foundation.
Andrew J. McKenna...........  Mr. McKenna has served as a director of Parent
 Schwarz Paper Company        since 1970. He is Chairman, President and Chief
 8338 N. Austin Ave.          Executive Officer of Schwarz Paper Company, a
 Morton Grove, Illinois       printer, converter, producer and distributor of
 60653                        packaging and promotional materials; and a
                              director of Dean Foods Company; The First National
                              Bank of Chicago; McDonald's Corporation; Skyline
                              Corporation; and

                               PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND
                                                  MATERIAL
 NAME AND BUSINESS ADDRESS          POSITIONS HELD DURING PAST FIVE YEARS
 -------------------------     ----------------------------------------------
                             Tribune Company. He is Chairman of the Board of
                             Trustees of the University of Notre Dame and
                             Chairman of the Board of Trustees of the Museum of
                             Science and Industry. Mr. McKenna is also a
                             director of Children's Memorial Hospital and the
                             Lyric Opera.
Newton N. Minow............. Mr. Minow is Counsel to the Chicago law firm of
 Sidley & Austin             Sidley & Austin where he served as Partner from
 One First National Plaza    1965 to 1991. He served as Chairman of the Federal
 Suite 4800                  Communications Commission from 1961 to 1963. He is
 Chicago, Illinois 60603     a director of True North Communications, Inc.;
                             Manpower, Inc.; Sara Lee Corporation; and Big
                             Flower Press Holdings, Inc. Mr. Minow is also
                             Chairman of the Carnegie Corporation of New York,
                             a Trustee and former Chairman of the Board of
                             Trustees of The RAND Corporation, and former
                             Chairman of the Board of Governors of the Public
                             Broadcasting Service. He is a Life Trustee of
                             Northwestern University and a Life Trustee of the
                             University of Notre Dame.
Peer Pedersen............... Mr. Pedersen has served as a director of Parent
 Pedersen & Houpt, P.C.      since 1974. Mr. Pedersen is an attorney at law and
 161 N. Clark St.            is Chairman and Managing Partner of the Chicago
 Suite 3100                  law firm of Pedersen & Houpt, P.C. He is a
 Chicago, Illinois 60601     director of Boston Chicken, Inc.; Chr. Hansen's
                             Laboratory, Inc.; Extended Stay America, Inc.; H2O
                             Plus, Inc.; Latin America Gross Fund, Inc.;
                             Spraying Systems Co.; Tempel Steel Company; Tennis
                             Corporation of America; WMX Technologies, Inc.;
                             Western Cities Broadcasting, Inc.; and the Western
                             Golf Association. He also serves on the Boards of
                             Children's Memorial Hospital; St. Joseph
                             Carondelet Child Care; Rehabilitation Institute of
                             Chicago; and the Boys and Girls Clubs of Chicago
                             and is President of the Robert R. McCormick Boys
                             and Girls Club of Chicago.
Donald S. Perkins........... Mr. Perkins has served as a director of Parent
 One First National Plaza    since 1983. Mr. Perkins retired from Jewel
 21 S. Clark St.             Companies Inc. in 1983. He had been with Jewel
 Suite 2530                  since 1953, serving as President from 1965 to
 Chicago, Illinois 60603     1970, as Chairman of the Board of Directors from
                             1970 to 1980, and as Chairman of the Executive
                             Committee until his retirement. He is a director
                             of Lucent Technologies; Cummins Engine Company,
                             Inc.; Current Assets; Illinova Corporation; Inland
                             Steel Industries, Inc.; LaSalle Street Fund, Inc.;
                             The Putnam Funds; Springs Industries, Inc.; and
                             Time Warner, Inc. He is Vice Chairman of the Board
                             of Trustees of Northwestern University.
John W. Rogers, Jr.......... Mr. Rogers has served as a director of Parent
 Ariel Capital Management,   since 1993. Mr. Rogers is President and founder of
 Inc.                        Ariel Capital Management, Inc., an institutional
 307 N. Michigan Ave.        money management firm. Mr. Rogers is a director of
 Suite 500                   American National Bank and Trust Company of
 Chicago, Illinois 60601     Chicago; Burrell Communications, Inc.; and
                             Morrison Knudsen Corporation. In addition to
                             serving as President of the Board of the Chicago
                             Park District, Mr. Rogers serves as a director of
                             the Chicago Urban League, The Chicago Symphony
                             Orchestra and is a Trustee of Rush-Presbyterian-
                             St. Luke's Medical Center.

                               PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND
                                                  MATERIAL
 NAME AND BUSINESS ADDRESS          POSITIONS HELD DURING PAST FIVE YEARS
 -------------------------     ----------------------------------------------
George A. Schaefer.......... Mr. Schaefer has served as a director of Parent
 Caterpillar Inc.            since 1991. Mr. Schaefer served as Chairman and
 100 N.E. Adams St.          Chief Executive Officer of Caterpillar Inc. from
 Peoria, Illinois 61629      1985 until his retirement in July 1990. Mr.
                             Schaefer is a director of Caterpillar Inc.;
                             Helmerich & Payne, Inc.; McDonnell Douglas
                             Corporation; and Morton International, Inc. He is
                             a member of The Business Council.
Fred L. Turner.............. Mr. Turner has served as a director of Parent
 McDonald's Corporation      since 1991. Mr. Turner is Senior Chairman,
 Kroc Drive                  Chairman of the Executive Committee and a director
 Oak Brook, Illinois 60521   of McDonald's Corporation. Mr. Turner joined
                             McDonald's Corporation in 1956 and assumed his
                             current position in 1990, after serving that
                             company as Chairman of the Board and Chief
                             Executive Officer. Mr. Turner is also a director
                             of Baxter International, Inc.; W.W. Grainger,
                             Inc.; and Ronald McDonald Children's Charities.
Arnold R. Weber............. Dr. Weber has served as a director of Parent since
 Civic Committee of the      1991. Dr. Weber served as President of
 Commercial                  Northwestern University from 1985 until 1994. On
 Club of Chicago             January 1, 1995, he became Chancellor of
 One First National Plaza    Northwestern University. From 1980 to 1985, Dr.
 Suite 3115                  Weber was President of the University of Colorado.
 Chicago, Illinois 60603     Dr. Weber has also held various senior government
                             positions including Executive Director of the Cost
                             of Living Council and Associate Director of the
                             Office of Management and Budget. He is a director
                             of Burlington Northern Santa Fe Corporation;
                             Inland Steel Industries, Inc.; PepsiCo, Inc.;
                             Deere & Company; and Tribune Company.

  2. DIRECTORS AND EXECUTIVE OFFICERS OF THE OFFEROR. Unless otherwise indicated, for each person identified below all information concerning the current business address, present principal occupation or employment and five-year employment history for such person is the same as the information given above. Each person was elected in December 1996. Except for Mr. Skilling, who is a citizen of the United Kingdom, all persons listed below are citizens of the United States.

DIRECTORS
 P.G. Ryan
 H.N. Medvin
 R.I. Skilling
EXECUTIVE OFFICERS
 P.G. Ryan, President
 H.N. Medvin, Treasurer
 R.I. Skilling, Vice President and Secretary

  Facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal and certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of the addresses set forth below:

                       The Depositary for the Offer is:

                    FIRST CHICAGO TRUST COMPANY OF NEW YORK

         By Mail:                  By Hand:            By Overnight Courier:
   Tenders & Exchanges
                    First Chicago Trust Company of New York
                                                        Tenders & Exchanges
   P.O. Box 2569--Suite      Tenders & Exchanges           14 Wall Street
        4660-ALEX          c/o The Depository Trust    8th Floor--Suite 4680-
 Jersey City, New Jersey           Company                      ALEX
        07303-2569         55 Water Street, DTC TAD      New York, New York
                          Vietnam Veterans Memorial            10005
                                    Plaza
                           New York, New York 10041

                     Facsimile for Eligible Institutions:
                                (201) 222-4720
                                      or
                                (201) 222-4721

                             Confirm by Telephone:
                                (201) 222-4707

  Any questions or requests for assistance or additional copies of the Offer to Purchase and the Letter of Transmittal and Notice of Guaranteed Delivery may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and locations listed below. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                                     LOGO
                               WALL STREET PLAZA
                           NEW YORK, NEW YORK 10005

                 Banks and Brokers call collect (212) 440-9800
                   All others call Toll Free: 1-800-223-2064

                     The Dealer Manager for the Offer is:

                            LAZARD FRERES & CO. LLC
                             30 ROCKEFELLER PLAZA
                           NEW YORK, NEW YORK 10020

                         (212) 632-6717 (Call collect)

       [ALTERNATE COVER PAGE FOR HOLDERS OF SHARES RESIDING IN CANADA.]

                          OFFER TO PURCHASE FOR CASH
                    ALL OUTSTANDING SHARES OF COMMON STOCK
                                      OF

                      ALEXANDER & ALEXANDER SERVICES INC.

                                      AT
                             $17.50 NET PER SHARE
                                      BY

                         SUBSIDIARY CORPORATION, INC.

                         A WHOLLY OWNED SUBSIDIARY OF

                                AON CORPORATION

-------------------------------------------------------------------------------
  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
       TIME, ON TUESDAY, JANUARY 14, 1997, UNLESS THE OFFER IS EXTENDED.
-------------------------------------------------------------------------------

  THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (i) THERE BEING VALIDLY TENDERED BY THE EXPIRATION DATE AND NOT WITHDRAWN THAT NUMBER OF SHARES OF COMMON STOCK, PAR VALUE $1.00 PER SHARE, INCLUDING THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS ("SHARES"), OF ALEXANDER & ALEXANDER SERVICES INC. (THE "COMPANY") REPRESENTING AT LEAST A MAJORITY OF THE COMBINED VOTING POWER OF THE SHARES, THE CLASS A COMMON STOCK (AS DEFINED BELOW), AND THE CLASS C COMMON STOCK (AS DEFINED BELOW), (ASSUMING THE EXERCISE OF ALL OPTIONS TO PURCHASE, AND THE CONVERSION OR EXCHANGE OF ALL SECURITIES CONVERTIBLE OR EXCHANGEABLE INTO, SHARES OUTSTANDING AT THE EXPIRATION DATE OF THE OFFER, OTHER THAN THE CONVERSION OF THE SERIES B PREFERRED STOCK (AS DEFINED BELOW)),
(ii) RECEIPT BY THE OFFEROR (AS DEFINED HEREIN) OF CERTAIN GOVERNMENTAL APPROVALS AND (iii) SATISFACTION OF CERTAIN OTHER TERMS AND CONDITIONS. SEE
SECTION 15.

  NO OFFER IS BEING MADE TO PURCHASE THE COMPANY'S CLASS A COMMON STOCK, PAR VALUE $.00001 PER SHARE ("CLASS A COMMON STOCK"), CLASS C COMMON STOCK, PAR VALUE $1.00 PER SHARE ("CLASS C COMMON STOCK"), $3.625 SERIES A CONVERTIBLE PREFERRED STOCK, PAR VALUE $1.00 PER SHARE ("SERIES A PREFERRED STOCK"), OR 8% SERIES B CUMULATIVE CONVERTIBLE PREFERRED STOCK, PAR VALUE $1.00 PER SHARE ("SERIES B PREFERRED STOCK") OR THE CLASS 1 SPECIAL SHARES (THE "RSC SHARES") OF REED STENHOUSE COMPANIES LIMITED, A SUBSIDIARY OF THE COMPANY ORGANIZED UNDER THE LAWS OF CANADA, RELATED TO THE CLASS A COMMON STOCK, OR THE DIVIDEND SHARES (THE "DIVIDEND SHARES") OF ALEXANDER & ALEXANDER SERVICES UK PLC, A SUBSIDIARY OF THE COMPANY ORGANIZED UNDER THE LAWS OF SCOTLAND, RELATED TO THE CLASS C COMMON STOCK. TO PARTICIPATE IN THE OFFER, HOLDERS OF THE RSC SHARES MUST REQUEST RETRACTION OF THE RSC SHARES FOR SHARES AND THEN TENDER THE SHARES RECEIVED UPON RETRACTION PURSUANT TO THE OFFER. TO PARTICIPATE IN THE OFFER, HOLDERS OF CLASS C COMMON STOCK MUST REQUEST THE CONVERSION OF THE CLASS C COMMON STOCK INTO SHARES AND THEN TENDER THE SHARES RECEIVED UPON CONVERSION PURSUANT TO THE OFFER. SEE INTRODUCTION.

  THE OFFER IS BEING MADE IN CONNECTION WITH THE AGREEMENT AND PLAN OF MERGER, DATED AS OF DECEMBER 11, 1996, AMONG AON CORPORATION, SUBSIDIARY CORPORATION, INC. AND THE COMPANY. THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE OFFER, THE MERGER AND THE MERGER AGREEMENT, HAS DETERMINED THAT THE TERMS OF EACH OF THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY'S STOCKHOLDERS AND RECOMMENDS THAT HOLDERS OF THE SHARES ACCEPT THE OFFER AND TENDER THEIR SHARES IN THE OFFER.

                                ---------------
                                   IMPORTANT

  Any stockholder desiring to tender Shares should either (i) complete and sign the Letter of Transmittal or a facsimile thereof in accordance with the instructions in the Letter of Transmittal and deliver the Letter of Transmittal with the Shares and all other required documents to the Depositary, or follow the procedure for book-entry transfer set forth in
Section 3 or (ii) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for the stockholder. Stockholders having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person if they desire to tender their Shares.

  Any stockholder who desires to tender Shares and whose certificates representing such Shares are not immediately available, or who cannot comply with the procedures for book-entry transfer on a timely basis, may tender such Shares pursuant to the guaranteed delivery procedure set forth in Section 3.

  Questions and requests for assistance or additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase.
                                ---------------
                     The Dealer Manager for the Offer is:

                            LAZARD FRERES & CO. LLC

December 16, 1996

  This bid is made in Canada for securities of a U.S. issuer in accordance with U.S. securities laws. Security holders should be aware that the U.S. requirements applicable to the bid may differ from those of the various provinces and territories of Canada.

  All of the directors and officers of the Offeror and all of the experts named herein reside outside of Canada. All of the assets of these persons and of the Offeror may be located outside of Canada. The Offeror has appointed Blake, Cassels & Graydon, Attention: Alan Brown, Box 25, Commerce Court West, Toronto, Canada M5L 1A9, as its agent for service of process in Canada, but it may not be possible for security holders to effect service of process within Canada upon the directors, officers and experts referred to above. It may also not be possible to enforce against the Offeror, its directors and officers and the experts named herein judgments obtained in Canadian courts predicated upon the civil liability provisions of applicable securities laws in Canada.

         [ALTERNATE PAGE 29 FOR HOLDERS OF SHARES RESIDING IN CANADA.]

  The Offeror and the Parent have filed with the Commission the Schedule 14D-1, pursuant to Section 14(d)(1) of the Exchange Act and Rule 14d-3 promulgated thereunder, furnishing certain information with respect to the Offer. Such
Schedule 14D-1 and any amendments thereto, including exhibits, may be examined and copies may be obtained at the same places and in the same manner as set forth with respect to the Company in Section 8 (except that they will not be available at the regional offices of the Commission).

                                          Subsidiary Corporation, Inc.

December 16, 1996

  Securities legislation in certain of the provinces and territories of Canada provides security holders of the offeree issuer with, in addition to any other rights they may have at law, rights of rescission or to damages, or both, if there is a misrepresentation in a circular or notice that is required to be delivered to such security holders. However, such rights must be exercised within the prescribed time limits. Security holders should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult with a lawyer. Rights and remedies also may be available to security holders under U.S. law; security holders may wish to consult with a U.S. lawyer for particulars of these rights.

                                  CERTIFICATE

  The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made.

Patrick G. Ryan                           Harvey N. Medvin
President                                 Chief Financial Officer
of the Offeror by his                     of the Offeror by his
duly authorized agent, [     ]            duly authorized agent, [     ]

(Signed)                                  (Signed)

                      On behalf of the Board of Directors

[     ]                                   [     ]
Director                                  Director
of the Offeror by his                     of the Offeror by his
duly authorized agent,                    duly authorized agent,
[     ]                                   [     ]

(Signed)                                  (Signed)
-------------------------------
                                          -------------------------------

                                      29